UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PAR TECHNOLOGY CORPORATION PAR TECHNOLOGY PARK, 8383 SENECA TURNPIKE, NEW HARTFORD, NY 13413-4991

Notice of 2026 Annual Meeting
of Shareholders
The 2026 annual meeting of shareholders (the “Annual Meeting”) of PAR Technology Corporation, a Delaware corporation (“PAR,” “Company,” “we,” “us,” or “our”), will be held as follows:

Date and Time Friday, May 29, 2026 10:00 a.m. ET	Access (Virtual Meeting) Attend and vote via live audio webcast at www.virtualshareholdermeeting.com/PAR2026 Enter your 16-digit control number	Record Date Wednesday, April 8, 2026

Items of Business

Company Proposals		Board Vote Recommendation		See Page

1.	Elect the seven directors named in this proxy statement to serve until the 2027 annual meeting of shareholders.	✔	FOR each nominee	5
2.	Approve the Second Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “Amended 2015 Equity Incentive Plan”).	✔	FOR	55
3.	Approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-on-Pay Vote”).	✔	FOR	62
4.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026.	✔	FOR	63
We may also transact other business that properly comes before the Annual Meeting. The items of business described above will be considered at the Annual Meeting, including at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Attendance
To attend and participate in the Annual Meeting, if you are a registered holder, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are a beneficial owner and your shares are registered in the name of a broker, bank, or other nominee and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend and participate in the Annual Meeting using the 16-digit control number included on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, beneficial owners should contact their broker, bank, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” to be able to attend and participate in the Annual Meeting. Shareholders will be able to vote their shares electronically and submit questions during the Annual Meeting.
Voting

Who Can Vote Shareholders as of our record date, April 8, 2026, are eligible to vote	Voting in Advance of the Annual Meeting Internet: www.proxyvote.com Telephone: 1-800-690-6903 Mail: Complete, sign, date and return the proxy card	Voting During the Annual Meeting www.virtualshareholdermeeting.com/PAR2026

By Order of the Board of Directors,
Savneet Singh
Chief Executive Officer and President
New Hartford, New York
April 16, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Shareholders to Be Held on Friday, May 29, 2026, at 10:00 a.m., Eastern Time.
This Notice of 2026 Annual Meeting of Shareholders, the Proxy Statement, and the 2025 Annual Report
on Form 10-K are available at www.proxyvote.com.

Table of Contents

Proxy Statement	1
Proposal 1. Election of Directors	5
Corporate Governance	13
Report of the Audit Committee	22
Transactions with Related Persons	23
Executive Officers	24
Security Ownership of Certain Beneficial Owners and Management	25
Director Compensation	28
Compensation Discussion and Analysis	30
Compensation Committee Report	43
Executive Compensation Tables	44
Pay Versus Performance	51
Proposal 2. Approval of the Amended 2015 Equity Incentive Plan	55
Proposal 3. Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (“Say-on-Pay Vote”)	62
Proposal 4. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Its Fiscal Year Ending December 31, 2026	63
Principal Accounting Fees and Services	64
2027 Annual Meeting	65
Appendix A	A-1

Forward-Looking Statements and Website References
This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Statements contained in this proxy statement, other than statements of historical or current facts, including statements about our growth and financial performance, Board of Directors, corporate governance practices, executive compensation programs, use of equity compensation, and corporate responsibility and sustainability related policies and initiatives, are forward-looking statements, and reflect management’s current assumptions and expectations and are inherently uncertain. Actual results could differ materially from those contemplated in these forward-looking statements for a variety of reasons. Factors, risks, and uncertainties that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements contained in this proxy statement are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and our other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law.
The content on the websites referenced herein is not incorporated by reference into this proxy statement or into any of our other filings with the SEC.

2026 Annual Meeting of Shareholders Proxy Statement
The Board of Directors (“Board”) of PAR Technology Corporation, a Delaware corporation (“PAR,” “Company,” “we,” “us,” or “our”), is soliciting your proxy for use at PAR’s 2026 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Friday, May 29, 2026, at 10:00 a.m., Eastern Time, virtually by a live audio webcast at www.virtualshareholdermeeting.com/PAR2026.
This proxy statement, accompanying form of proxy, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (“2025 Annual Report”), or Notice of Internet Availability of Proxy Materials (“Notice of Availability”) are expected to first be sent or made available on April 16, 2026, to PAR shareholders entitled to notice of and to vote at the Annual Meeting. PAR’s principal executive offices are located at PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413.
Information About the Proxy Materials and Voting
Who is entitled to notice and to vote at the Annual Meeting?
Only shareholders of record of PAR common stock at the close of business on April 8, 2026, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On April 8, 2026, there were 41,246,199 shares of common stock outstanding. Each share of common stock is entitled to one vote.
Shareholder of Record; Shares Registered in Your Name.
If on April 8, 2026, your shares were registered directly in your name, then you are a shareholder of record and you may vote on the matters to be voted on at the Annual Meeting. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with the instructions you provide.
Beneficial Owners; Shares Registered in the Name of a Broker, Bank, or Other Nominee.
If on April 8, 2026, your shares were not registered in your name, but rather in the name of a broker, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and a Notice of Availability is being forwarded to you by that organization, which is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote your shares. You are also invited to attend the Annual Meeting. Beneficial owners whose voting instruction form or Notice of Availability indicates that they may vote their shares through the http://www.proxyvote.com website may attend and participate in the Annual Meeting using the 16-digit control number included on the voting instruction form or Notice of Availability. Otherwise, beneficial owners should contact their broker, bank, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” to be able to attend and participate in the Annual Meeting. If you have any questions about your control number or how to obtain one, please contact the broker, bank, or other nominee that holds your shares.

PAR Technology Corporation	1	2026 Proxy Statement

Participating in the Annual Meeting.
The Annual Meeting will be a completely virtual meeting. The meeting will be conducted by a live audio webcast. To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/PAR2026 and enter the 16-digit control number included on your Notice of Availability or on your proxy card or voting instruction form, or otherwise provided to you by your broker, bank, or other nominee. You may begin to log into the Annual Meeting platform at 9:45 a.m., Eastern Time, and the Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on May 29, 2026.
If you wish to submit a question during the Annual Meeting, you may do so on the virtual meeting platform at www.virtualshareholdermeeting.com/PAR2026. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
How do I vote my shares?
Shareholders of record on April 8, 2026, may vote their shares in advance of the Annual Meeting over the Internet, by telephone, or by mail, and may vote during the Annual Meeting as provided below.
In Advance of the Annual Meeting.
•By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Availability or on your proxy card or voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 28, 2026. If you are a beneficial owner, the availability of online voting may depend on the voting procedures of the organization that holds your shares.
•By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Availability or on your proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 28, 2026. If you are a beneficial owner, the availability of phone voting may depend on the voting procedures of the organization that holds your shares.
•By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating the proxy card received and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
During the Annual Meeting.
You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/PAR2026. You will need the 16-digit control number included on your Notice of Availability or on your proxy card or voting instruction form or otherwise provided to you by your broker, bank, or other nominee. If you previously voted via the Internet, telephone, or mail, you will not limit your right to vote online at the Annual Meeting.

PAR Technology Corporation	2	2026 Proxy Statement

Can I change my vote after submitting my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting.
You may change your vote by: (1) properly granting a new proxy bearing a later date (which automatically revokes an earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413, prior to your shares being voted; or (3) attending the Annual Meeting and voting your shares electronically during the Annual Meeting. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again at the Annual Meeting. Your most current vote will be counted.
If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will need to follow the voting instructions provided to you by your broker, bank, or other nominee as to how you may revoke your proxy and change your vote.
What constitutes a quorum?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, via live audio webcast or by proxy, of holders of shares having a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
What proposals will be voted on at the Annual Meeting?
How does the Board recommend that I vote and what is the voting requirement for each of the Proposals? What effect will abstentions and broker non-votes have?

Proposal		Board’s Recommendation	Voting Options	Votes Required	Effects of Abstentions	Effects of Broker Non-Votes

1	Election of Directors	FOR each director nominee named in this proxy statement	•For •Withhold	A plurality of votes cast (the seven (7) director nominees receiving the most “For” votes will be elected)	None	None

2	Approve the Amended 2015 Equity Incentive Plan	FOR	•For •Against •Abstain	A vote “For” by a majority of votes cast	None	None

3	Non-binding advisory Say-on-Pay Vote	FOR	•For •Against •Abstain	A vote “For” by a majority of votes cast	None	None

4	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026	FOR	•For •Against •Abstain	A vote “For” by a majority of votes cast	None	None (brokers, banks, and other nominees have discretionary authority to vote on this proposal)

PAR Technology Corporation	3	2026 Proxy Statement

Abstentions and Broker Non-Votes.
An “abstention” occurs when a shareholder affirmatively declines to vote on a proposal. A broker non-vote occurs when shares held by a broker, bank, or other nominee in “street name” are not voted with respect to one or more proposals because the nominee did not receive voting instructions from the beneficial owner of the shares on non-routine proposals for which the nominee lacks discretionary voting power to vote the shares. Proposal 4 - Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026, is the only proposal for consideration by shareholders at the Annual Meeting expected to be a “routine” proposal for which brokers, banks, and other nominees are expected to have discretionary authority to vote. Note that whether a proposal is considered routine or non-routine is subject to New York Stock Exchange (“NYSE”) rules and final determination by NYSE. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank, or other nominee how to vote your shares on all proposals to ensure that your vote is counted.
Director Vote.
Under our Bylaws, directors are elected by a plurality of votes cast. This means that the seven director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees, or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes will have no effect on the election of the nominees.
What if I return a proxy card but do not make specific choices?
All properly signed proxy cards returned in time to be counted at the Annual Meeting will be voted by the named proxies at the Annual Meeting. Where you have specified how your shares should be voted on a proposal, your shares will be voted in accordance with your instructions; if you properly sign your proxy card, but you do not indicate how your shares should be voted on a proposal, your shares will be voted as the Board recommends. The Board knows of no other business that will be presented for consideration at the Annual Meeting; however, if any other business is properly brought before the Annual Meeting, the individuals named on the proxy card will vote your shares in their discretion on such other business.
What is “householding” and how does it work?
If you are the beneficial owner of shares held in “street name”, the broker, bank, or other nominee that holds your shares may deliver a single Notice of 2026 Annual Meeting of Shareholders, proxy statement and 2025 Annual Report, along with individual proxy cards or individual voting instruction forms to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge Financial Solutions by calling 1-866-540-7095, or by writing to Broadridge, 51 Mercedes Way, Edgewood, New York 11717, Attn: Householding Department. If you wish to receive a separate set of proxy materials for this year’s Annual Meeting, we will deliver them promptly upon request to Attn: Investor Relations, PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413 or (315) 738-0600.
Who is paying for this proxy solicitation?
PAR will bear the cost of soliciting proxies. We will reimburse brokers, banks, and other nominees for reasonable expenses that they incur in sending proxy materials to beneficial owners of our common stock. PAR has engaged Morrow Sodali LLC to assist with the solicitation of proxies. We expect to pay Morrow Sodali LLC a fee of $10,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

PAR Technology Corporation	4	2026 Proxy Statement

Proposal 1.
Election of Directors
PAR’s Board of Directors is set at seven (7) directors. At the Annual Meeting, shareholders will vote on the seven (7) director nominees named below to serve until the 2027 annual meeting of shareholders and until his or her successor is duly elected and qualified or, earlier, until his or her death, resignation, or removal. All director nominees have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee (“NCGC”). The Board has no reason to believe that any of the director nominees are unable or unwilling to serve, and each director nominee has consented to be named in this proxy statement and to serve if elected. Each director nominee is currently serving as a director of the Company and each director nominee was elected by our shareholders at the 2025 annual meeting of shareholders.
As reflected in the biographies of the director nominees below, our directors bring a diverse mix of highly relevant and complementary experiences, backgrounds, and skills, which facilitates strong oversight of PAR’s management and strategy.
Director Nominees
The following provides summary information about the Company’s directors, who are also the director nominees.

				Board Committees
Name	Age	Director Since	Independent*	Audit	Comp	NCGC

Linda M. Crawford	62	2023	✔		Chair	●
Keith E. Pascal	61	2021	✔
Douglas G. Rauch	74	2017	✔	●		Chair
Cynthia A. Russo	56	2015	✔	Chair, +	●
Narinder Singh	52	2021	✔		●	●
Savneet Singh Chief Executive Officer and President, PAR Technology Corporation	42	2018
James C. Stoffel Chairperson of the Board of Directors	80	2017	✔	●	●
Audit: Audit Committee    Comp: Compensation Committee    NCGC: Nominating and Corporate Governance Committee
●    Committee Member    + Audit Committee Financial Expert
*Independence is determined by the listing standards of NYSE and our Corporate Governance Guidelines.

The Board of Directors unanimously recommends a vote FOR the election to the Board of each director nominee.

PAR Technology Corporation	5	2026 Proxy Statement

Savneet Singh CEO and President, PAR Technology Corporation Director Since: 2018 Age: 42 Committee Memberships: • None
Business and Other Experience
Mr. Singh joined the Company’s Board of Directors in April 2018 and has served as the Chief Executive Officer and President of the Company and President of ParTech, Inc. since March 2019. Mr. Singh previously served as the Interim Chief Executive Officer and President of the Company and Interim President of ParTech, Inc. from December 2018 until March 2019. Since October 2024, Mr. Singh has served as a director of Community Financial System, Inc. (NYSE: CBU), a registered financial holding company, and of its wholly owned subsidiary Community Bank, N.A., and serves on the joint Compensation and Risk Committees. Since June 2018, Mr. Singh has been a partner of CoVenture, LLC, a multi-asset manager with funds in venture capital, direct lending, and crypto currency. From 2017 to 2018, Mr. Singh served as the managing partner of Tera-Holdings, LLC, a holding company of niche software businesses that he co-founded. In 2009, Mr. Singh co-founded GBI, LLC (f/k/a Gold Bullion International, LLC (GBI)), an electronic platform that allows investors to buy, trade and store physical precious metals. During his tenure at GBI, from 2009 to 2017, Mr. Singh served as GBI’s chief operating officer, its chief executive officer, and its president.
Key Qualifications
Mr. Singh, as an entrepreneur, investor, and board member, brings valuable expertise in finance, venture capitalism, entrepreneurship, digital technology, and mergers and acquisitions, offering unique insights and strategic perspectives to the Company’s business and strategies.
Other Public Company Boards
Current: Community Financial System, Inc. (NYSE: CBU)
Prior:
•CDON AB (Nasdaq Nordic: CDON)
•Blockchain Power Trust (TSXV: BPWR.UN; TEP.DB)
•Sharp Spring, Inc. (Nasdaq: SHSP)
•Osprey Technology Acquisition Corp. (NYSE: SFTW.U)

PAR Technology Corporation	6	2026 Proxy Statement

Linda M. Crawford Director Since: 2023 Age: 62 Independent Committee Memberships: •Compensation (Chair) •Nominating and Corporate Governance
Business and Other Experience
Since March 2022, Ms. Crawford has acted as an advisor to several private companies. In addition to serving on the Board of PAR, she serves on the Board of Equilar, a private information services firm. She retired from her position as CEO of Helpshift, Inc., a company focused on AI driven customer support solutions for B2C companies, in 2020 following her appointment to that role in 2017. She also served as the Chief Revenue and Customer Officer of Optimizely, Inc., a SaaS company focused on customer experience, from 2016 to 2017. Prior to Optimizely, Ms. Crawford spent nearly a decade at Salesforce in several executive positions, including Executive Vice President and Chief Executive Officer of the Sales Cloud Products division. Prior to Salesforce, Ms. Crawford held executive positions at Siebel Systems, the company credited for creating the CRM industry. Ms. Crawford served as a director of Verint Systems Inc., a provider of customer engagement solutions from June 2021 until its acquisition by Thoma Bravo in November 2025, ChannelAdvisor Corporation, a cloud-based e-commerce software company, from 2021 to 2022, and previously served on the board of Demandware, Inc., a software technology company providing cloud-based unified e-commerce solutions to retailers, which was acquired by Salesforce in 2016.
Key Qualifications
Ms. Crawford brings to the Board extensive experience in key executive positions at leading software companies, including those offering AI and cloud-based solutions, and in employee and customer success, giving her the qualifications and skills to serve as a director.
Other Public Company Boards
Current: None
Prior:
•Verint Systems Inc. (Nasdaq: VRNT)
•ChannelAdvisor Corporation (NYSE: ECOM)
•Demandware, Inc. (NYSE: DWRE)

PAR Technology Corporation	7	2026 Proxy Statement

Keith E. Pascal Director Since: 2021 Age: 61 Committee Memberships: •None
Business and Other Experience
Mr. Pascal has served as Vice President and Secretary of Act III Holdings, LLC, a Miami-based investment fund, and of Act III Management LLC, a service company to the restaurant, hospitality, and entertainment industries, since March 2018. In January 2025, Mr. Pascal was appointed to the board of directors of Honest Greens, Barcelona, S.A., a private restaurant chain offering healthy, sustainable and chef-driven food and drinks. In addition, Mr. Pascal is the Founder, and since 2008 has served as President, of 12:51:58 MW LLC, a provider of an enterprise software platform for global restaurant and retail operators. Mr. Pascal served as a director of BJ’s Restaurants, Inc., a leading full-service restaurant brand, from May 2020 until June 2023. From January 2015 to March 2018, Mr. Pascal worked for Panera Bread, a chain store of bakery-café fast casual restaurants, where he served as a consultant and was named Chief Concept Officer in November 2017. Mr. Pascal served as CEO of Goji, a developer of high-tech cooking technology, from 2010 to 2012, as the CEO of Torex Retail PLC Hospitality Division from 2006 to 2008 and is the Founder and served as CEO of Savista, a point-of-sale software and business process outsourcing company serving the global restaurant industry, from 1999 to 2006. Mr. Pascal started his career in operations at McDonald’s Corporation.
Key Qualifications
Mr. Pascal brings to the Board over 30 years of restaurant operations and senior leadership experience, with both private and public national restaurant chains, and significant experience in the restaurant industry, as both an investor and as a director. He offers valuable financial expertise and public company governance experience from his prior experience as a board member of another public company.
Other Public Company Boards
Current: None
Prior: BJ’s Restaurants, Inc. (Nasdaq: BJRI)

PAR Technology Corporation	8	2026 Proxy Statement

Douglas G. Rauch Director Since: 2017 Age: 74 Independent Committee Memberships: •Audit •Nominating and Corporate Governance (Chair)
Business and Other Experience
Mr. Rauch spent 31 years with Trader Joe’s Company, a national chain of neighborhood grocery stores, with the last 14 years as a President until his retirement in June 2008. Mr. Rauch founded and, from June 2015 to December 2025, served as President of Daily Table, an innovative non-profit retail solution to bring affordable nutrition to the food insecure in Boston’s inner city. Since January 2014, Mr. Rauch has been engaged as an independent speaker, focusing on helping companies to build cultures of sustainable innovation, strategy, and great customer experiences, through Leading Authorities, Inc. He also previously served as CEO of Conscious Capitalism, Inc., a nonprofit organization, from August 2011 to June 2017, where he continues to serve as director emeritus. Since February 2020, Mr. Rauch has served as a director of Sprouts Farmers Market, Inc. (Nasdaq: SFM), a grocery store offering affordable, fresh, natural and organic products, and Chair of its Audit Committee from February 2020 to December 2024. From October 2009 to October 2019, Mr. Rauch served as a trustee at the Olin College of Engineering, and he serves as a director or an advisory board member of several for profit and non-profit companies.
Key Qualifications
Mr. Rauch brings to the Board extensive knowledge and operational experience in the food service/grocery industry and brings important insights and perspectives on technology solutions to the restaurant and retail space. He has created and led the implementation of key business operational strategies, and offers valuable financial expertise and senior leadership experience, including a strong understanding of employee health and culture issues. He also brings public company governance experience as a member of the board of another public company.
Other Public Company Boards
Current: Sprouts Farmers Market, Inc. (Nasdaq: SFM)
Prior: None

PAR Technology Corporation	9	2026 Proxy Statement

Cynthia A. Russo Director Since: 2015 Age: 56 Independent Committee Memberships: •Audit (Chair) •Compensation
Business and Other Experience
Ms. Russo has more than 25 years of extensive experience in financial and operations management with global growth SaaS and technology companies. Ms. Russo has served as a director of Verra Mobility Corporation, a provider of smart mobility technology and data intelligence solutions across North America, Europe, Asia, and Australia, since June 2019 and is a member of the Audit and Compensation Committees. Since February 2021, Ms. Russo has served as a director of Verifone, Inc., a private global payments technology and commerce enablement company, where she is the Chair of the Audit Committee. Ms. Russo currently serves as a CFO Operating Partner for K1 Investment Management at three portfolio companies: Simpro Holdings, Inc. (Simpro), a global SaaS platform for field service and trade operations (since November 2023); Panopto, Inc., a global, on-demand AI video learning platform for education institutions and enterprises (since December 2024); and Emporia Holdings, a technology platform supporting the resale industry with inventory and POS solutions (since December 2025). She previously served as CFO Operating Partner for Canvas Solutions, Inc. (GoCanvas), a global SaaS provider of field operations, inspections, and compliance workflows, from September 2023 until the company was sold in June 2024. Ms. Russo served as a director and a member of the Audit and Compensation Committees of UserTesting, Inc., an on-demand human insights platform that enables organizations to improve customer experience, from February 2021 to January 2023, when it was acquired by Thoma Bravo and Sunstone Partners. From March 2021 to September 2022, Ms. Russo served as Interim Chief Financial Officer of Optoro, Inc., a provider of end-to-end reverse logistics technology solutions for retail returns. Ms. Russo previously served as Executive Vice President and Chief Financial Officer of Cvent, Inc. (Nasdaq: CVT), a cloud-based enterprise event management platform, from September 2015 to September 2018. Earlier in her career, Ms. Russo served as Executive Vice President and Chief Financial Officer of MICROS Systems, Inc., a global provider of enterprise information systems for the retail and hospitality industries (Nasdaq: MCRS). During her 19-year tenure at MICROS, she held a series of senior financial leadership roles until the company’s acquisition by Oracle in September 2014.
Key Qualifications
Ms. Russo is a certified public accountant and certified internal auditor. Her more than 30-year career in finance and technology provides the Board with substantial expertise in financial reporting, audit oversight, internal controls, and risk management, including cybersecurity. She also brings significant operational leadership experience and public company governance expertise through her service on multiple public company boards.
Other Public Company Boards
Current: Verra Mobility Corporation (Nasdaq: VRRM)
Prior: UserTesting, Inc. (NYSE: USER)

PAR Technology Corporation	10	2026 Proxy Statement

Narinder Singh Director Since: 2021 Age: 52 Independent Committee Memberships: •Compensation •Nominating and Corporate Governance
Business and Other Experience
Mr. Singh is the Co-Founder of LookDeep Inc., a private advanced computer vision and AI technology hospital healthcare company, and has served as its Chief Executive Officer since March 2019. Mr. Singh was also a Co-Founder and President of Appirio Inc, a pioneer in enterprise cloud computing and the first cloud investment of Salesforce Ventures and Sequoia Capital, and served as a director from September 2006 until its acquisition by Wipro Limited in November 2016. At Appirio, Mr. Singh also led strategy, research and development, and marketing, and served as President of Topcoder, a division of Appirio and a crowdsourcing design, development, and algorithms community with more than one million members. Prior to working at Appirio, Mr. Singh worked at SAP SE, a European multinational software company, in the Office of the CEO as a part of the Corporate Strategy Group from July 2004 to September 2006. While at SAP SE, Mr. Singh led initiatives on sales, maintenance, and competitive strategies. From November 1998 to March 2004, Mr. Singh led research and development, sales, and marketing activity as Vice President and General Manager at webMethods, focusing on integration, BPM, and workflow technologies. Mr. Singh began his career with Accenture (NYSE: ACN) in September 1995 at its Center for Strategic Technology and worked there until November 1998. Mr. Singh also served on the board of trustees of the Sikh Coalition, a non-profit organization, from September 2020 until September 2024.
Key Qualifications
Mr. Singh brings to the Board significant leadership experience in technology and AI, including experience with AI driven software development and the execution of modern, data-driven go-to-market strategies. Mr. Singh also brings financial expertise and a strong understanding of the issues facing both mature and start-up companies in an increasingly digital and AI-enabled landscape. Additionally, Mr. Singh has valuable experience in addressing a variety of complex issues including corporate strategy, organizational structure, governance, transformational change, operational performance improvement, and acquisition integration, often leveraging data and intelligent systems.
Other Public Company Boards
Current: None
Prior: None

PAR Technology Corporation	11	2026 Proxy Statement

James C. Stoffel Director Since: 2017 Chairperson Since: 2023 Lead Director: 2020-2023 Age: 80 Independent Committee Memberships: •Audit •Compensation
Business and Other Experience
Since 2003 Mr. Stoffel has served as a member of the board of directors of multiple public and private companies and as a senior advisor to private equity companies. From February 2007 to November 2023, Mr. Stoffel served on the board of directors of Aviat Networks, Inc. (Nasdaq: AVNW), a wireless transport and access solutions company, where Mr. Stoffel served as the lead independent director from July 2010 to February 2015; he also chaired the Compensation Committee and served as a member of the Audit and Governance and Nominating Committees. From August 2003 to October 2018, Mr. Stoffel served on the board of directors of Harris Corporation (now L3 Harris Technologies, Inc. (NYSE: LHX)), an advanced defense and technology company, where he was Chairman of the Technology Committee and served as a member of the Compensation and Governance and Corporate Responsibility Committees. In addition, Mr. Stoffel was the co-founder and served as General Partner of Trillium International, a private equity firm focused on restructuring and growth equity investments in software, hardware, and systems technology companies, from March 2011 to December 2018. Through his role at Trillium International, Mr. Stoffel served as the chairman of multiple portfolio companies. From 2006 to 2008, Mr. Stoffel served as Chief Executive Officer of Aster Wireless, a private then-early-stage, fabless semiconductor company. From 1997 to 2005, Mr. Stoffel held various senior executive positions at Eastman Kodak Company, including as Senior Vice President, Chief Technical Officer; director of Research and Development; and Vice President, director Electronic Imaging Products Research and Development. Prior to Eastman Kodak Company, Mr. Stoffel had a 20-year career with Xerox Corporation, serving as Vice President of Corporate Research and Technology; Vice President and General Manager of Advanced Imaging Business Unit; Vice President and Chief Engineer; and other executive positions.
Key Qualifications
Mr. Stoffel brings to the Board extensive senior leadership experience, and more than 25 years of technology expertise. Mr. Stoffel’s financial, investment, capital markets, and growth and innovation management expertise and insight, and his extensive public company board experience, provides the Board with valuable perspectives, capabilities, and knowledge critical to strategy, management, and corporate governance.
Other Public Company Boards
Current: None
Prior:
•Aviat Networks, Inc. (Nasdaq: AVNW)
•Harris Corporation (NYSE: HRS, now L3 Harris Technologies, Inc. (NYSE: LHX))

PAR Technology Corporation	12	2026 Proxy Statement

Corporate Governance
Identification and Evaluation of Candidates for Director
The NCGC considers potential director candidates from many sources including shareholders, current directors, management, and others. Regardless of the source of the recommendation, the NCGC evaluates all director candidates in the same manner. In identifying and considering candidates, the NCGC considers the criteria set out in our Corporate Governance Guidelines, which can be found at www.partech.com/investor-relations/. Although the NCGC uses these and other criteria as appropriate to evaluate potential director candidates, other than our Bylaw requirement that directors be at least 21 years of age, the NCGC has no stated minimum qualifications for nominees.
Throughout the year, the NCGC evaluates the mix of experiences, backgrounds, and skills of our directors. It also assesses the Board’s overall effectiveness in overseeing the Company strategy, risk management, and management's performance, and considers whether additional skills or perspectives should be added to enhance the Board's capabilities. In evaluating director nominees, the NCGC considers each candidate in the context of establishing a diverse mix of highly relevant and complementary experiences, backgrounds, and skills. This helps ensure that the collective expertise of the Board strengthens its oversight of management, strategy, and risks.
Additionally, the NCGC evaluates whether director nominees satisfy applicable independence requirements for PAR directors and Board committees and reviews their prior board service and corporate governance experience.
Shareholder recommendations of director candidates should be sent to: Nominating and Corporate Governance Committee, c/o Corporate Secretary, PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413.
Skills Matrix
To facilitate the evaluation of the Board and potential directors, the NCGC maintains a skills, experience, and attributes matrix that identifies the current and desired expertise, skills, backgrounds, and competencies of the Board in relation to the Company's current and future strategy. Among the areas the NCGC may consider for inclusion in the skills matrix are: industry knowledge (particularly in the technology and/or software industry, with specific experience with the software-as-a-service (“SaaS”) business model); financial expertise; experience managing and developing technology; experience with artificial intelligence (AI) and cybersecurity; global markets and international business experience; experience successfully marketing products, entering new markets, and executing on sales strategy; experience implementing and scaling organic and inorganic growth strategies; prior public company board or executive service; and such other areas as the NCGC determines relevant from time to time.

PAR Technology Corporation	13	2026 Proxy Statement

To better understand our Board’s composition and strengths, below is a skills matrix highlighting the keys skills, experience, and attributes that each director nominee brings to our Board. The below skills matrix is a summary, and it is not a complete description of all the key skills, experiences, and attributes of each director.

	S. Singh	Crawford	Pascal	Rauch	Russo	N. Singh	Stoffel

Recent AI Experience	✔	✔				✔
Technology Management & Development	✔	✔	✔			✔	✔
Cybersecurity/Data Privacy					✔	✔
Corporate Governance Skills
Strategic Planning	✔	✔	✔	✔	✔	✔	✔
Public Company Board Experience	✔	✔	✔	✔	✔		✔
Senior Leadership	✔	✔	✔	✔	✔	✔	✔
Business Skills
Marketing/Sales/Customer Engagement	✔	✔	✔	✔	✔	✔	✔
Recent Product Development	✔	✔	✔	✔		✔
Global Markets/International Business	✔	✔	✔		✔	✔	✔
Government Regulation					✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔	✔
Financial Expertise
Financial Reporting, Accounting & Financial Controls	✔		✔	✔	✔	✔
Financing & Capital Markets Experience	✔		✔		✔		✔
Company Growth & Scale / M&A	✔	✔	✔	✔	✔	✔	✔
Human Capital Management
Talent Management and Human Resources	✔		✔	✔	✔	✔	✔
Industry Experience
Technology, Software & SaaS	✔	✔	✔		✔	✔	✔
Cloud Software	✔	✔			✔	✔
Restaurant	✔		✔		✔
Retail	✔			✔	✔		✔
Payments	✔				✔

PAR Technology Corporation	14	2026 Proxy Statement

Annual Assessment
On at least an annual basis, each director completes an assessment of the Board to determine whether the Board and its committees are functioning effectively. The assessment is designed to capture each director’s opinion regarding the Board’s composition and performance, and solicits each director’s observations, comments, and suggestions for improvements to the Board’s composition, function, and effectiveness. The NCGC presents the results of the evaluation to the Board for its review.
Director Independence
The Board has adopted categorical standards designed to assist the Board in assessing director independence. Our director independence standards, which are included in our Corporate Governance Guidelines, are designed to comply with the standards required by NYSE and in some respects are more stringent than the NYSE director independence standards. The Board has determined that each of Linda M. Crawford, Keith E. Pascal, Douglas G. Rauch, Cynthia A. Russo, Narinder Singh, and James C. Stoffel is “independent” as defined under the NYSE listing standards and our director independence standards. In determining that Mr. Pascal was independent, the Board considered Mr. Pascal’s role at PAR Act III, LLC and his son Jeremy’s non-executive employee role at the Company but determined that neither relationship affects his independence. See the disclosure included in “Transactions With Related Persons” for additional information regarding those relationships. Additionally, all members of the Audit Committee and Compensation Committee have been determined by the Board to satisfy the separate independence requirements under the SEC rules and NYSE listing standards for such committees.
Board Meetings and Attendance
The Board held twelve meetings in 2025. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the portion of 2025 for which he or she was a director or committee member. The Company encourages directors to attend the annual meetings of shareholders, but such attendance is not required. All of our directors who served during 2025 attended the 2025 annual meeting of shareholders.
Board Leadership Structure
James C. Stoffel has served as our independent Chairperson of the Board since June 1, 2023. As Chairperson of the Board, Mr. Stoffel presides over all Board meetings, including executive sessions without the presence of management, and is available for consultation and direct communication with shareholders. The Board exercises its oversight responsibilities both directly and through its standing committees, and believes that its role in the oversight of the Company, including its management, strategy, and risks, is facilitated by our current Board leadership structure, with an independent Chairperson as well as our committee structure, as it allows our three standing Board committees to play an active role in the oversight of the actions of management, including with respect to identifying risks and implementing effective risk management policies and controls. The Board also believes that this structure enables our Chief Executive Officer, Savneet Singh, to focus his attention on the Company’s business, its operations, and formulating and executing strategy. The Board will continue to evaluate its leadership structure on an ongoing basis and may make changes as appropriate for the Company and its future needs.
Board Oversight of Risk Management
Our Board manages the risk oversight function, with certain areas addressed by our standing committees where such risks are inherent in a committee’s purview. Our Audit Committee oversees our guidelines, policies and processes established by management relating to our financial statements, financial reporting processes, and internal audit function and meets regularly with senior management and our independent auditors concerning our financial statements

PAR Technology Corporation	15	2026 Proxy Statement

and financial reporting processes, including our internal control over financial reporting and the effectiveness of such processes and controls. Additionally, the Audit Committee regularly meets with management to discuss and assess management’s guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures, including the nature and level of risk appropriate for the Company and management’s strategies and mitigation efforts.
Our internal audit team annually facilitates an enterprise risk assessment with management and through this process, management and internal audit identify, aggregate, and assess material risks impacting the Company, including operational, financial, legal and regulatory, human capital, cybersecurity, strategic, and reputational risks. Management and the internal audit team rank each identified risk based on its potential impact on the Company’s operations and its likelihood of occurring. The risks are then prioritized based on this ranking, and appropriate risk responses are determined and executed for each significant enterprise risk. The Audit Committee, typically in joint session with the full Board, regularly meets and receives reports from our internal audit, compliance, and legal teams regarding enterprise risk, compliance, legal, and regulatory matters.
The Audit Committee, typically in joint session with the full Board, meets quarterly with our Vice President of Information Security & Privacy, the Vice President of Information Technology, and/or our Chief Technology Officer, who provide updates to it on, among other things, the cybersecurity threat landscape, risk assessments, mitigation plans, notable incidents, the status of projects to strengthen our information security systems, engagement of third parties (e.g., consultants and auditors) and third-party tools, and our employee-training programs. For additional information relating to our cybersecurity risk management program, please refer to “Item 1C. Cybersecurity” of the 2025 Annual Report.
Our NCGC focuses on risks associated with our corporate governance policies and practices, continuity and succession planning, and sustainability and social responsibility matters, and our Compensation Committee focuses on risks related to our compensation policies and programs and oversees our human capital management culture and strategies, including related risks. The Board is aware of each committee’s risk oversight activities from joint sessions with the full Board and executive sessions, as well as from periodic briefings by management to the Board on specific material risks or legal developments.
Clawback and Forfeiture Policy
Our Clawback and Forfeiture Policy is designed to advance the Company’s commitment to conducting business with integrity and honesty, in compliance with the NYSE listing standards, the SEC rules, and applicable law. The Clawback and Forfeiture Policy has been structured to ensure accountability of our current and former executive officers and Section 16 officers and other employees designated by our Compensation Committee, and provides for, among other remedies, the clawback of equity and cash incentive compensation paid or payable to covered officers in the event of a “Big R” accounting restatement or a “little r” accounting restatement. Please refer to the discussion of our Clawback and Forfeiture Policy provided below under “Compensation Discussion and Analysis”.
Insider Trading Policy
Our Insider Trading Policy governs the purchase, sale, and other transactions in our securities by our employees, officers, directors, and other covered persons (collectively, “covered persons”), as well as the Company. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable exchange listing standards. For additional information, see our Insider Trading Policy filed as Exhibit 19 to our 2025 Annual Report.

PAR Technology Corporation	16	2026 Proxy Statement

Anti-Hedging and Pledging Policy
Hedging and monetization transactions by covered persons in our securities are prohibited by our Insider Trading Policy. Our Insider Trading Policy also prohibits covered persons from holding our securities in margin accounts or otherwise pledging our securities as collateral for loans.
Code of Conduct
Our Code of Conduct (the “Code of Conduct”) applies to all our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, other senior financial officers, and other executive officers. The Code of Conduct is posted on our website at www.partech.com/investor-relations/. Any substantive amendments to certain provisions of the Code of Conduct or waivers granted to our directors, Chief Executive Officer, Chief Financial Officer, other senior financial officers, or other executive officers that require disclosure under the NYSE and/or SEC rules will be disclosed by posting on our website within four business days following the date of the amendment or waiver.
Corporate Governance Guidelines
Our Corporate Governance Guidelines are posted on our website at www.partech.com/investor-relations/. Our Board believes these guidelines are consistent with our values and promote the effective functioning of our Board, its committees, and the Company. The guidelines are reviewed no less frequently than annually by the NCGC and the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.
Communication with the Board
Interested parties may send written communication to the Board as a group, the independent directors as a group, the Chairperson of the Board (James C. Stoffel), or to any individual director by sending the communication c/o Corporate Secretary, PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413. Upon receipt, the communication will be delivered to the Board Chairperson or to the independent directors as a group. If the communication is addressed to an individual director, the communication will be delivered to that director. All communications regarding financial accounting, internal controls, audits, and related matters will be referred to the Audit Committee. Interested parties may communicate anonymously if they so desire.

PAR Technology Corporation	17	2026 Proxy Statement

Committees
The standing committees of the Board are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each committee operates under a written charter that has been approved by the Board. Current copies of each committee’s charter are posted on our website at www.partech.com/investor-relations/.

Audit Committee
Members
Cynthia A. Russo (Chair)
Douglas G. Rauch
James C. Stoffel
Our Audit Committee consists entirely of directors who meet the NYSE independence requirements and the NYSE audit committee additional composition requirements.
The Board has determined that Cynthia Russo is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.
Meetings in 2025: 8

Principal Responsibilities:
Our Audit Committee assists the Board in its oversight of the integrity of our financial statements, the qualifications and independence of our registered public accounting firm (our “independent auditor”), the performance of our internal audit function and our independent auditor, and our compliance with legal and regulatory requirements. The Audit Committee’s primary responsibilities include:
•Direct oversight of our independent auditor, including appointment, compensation, evaluation, retention, work product, and pre-approval of the scope and fees of the annual audit and any other services, including review, attestation, and non-audit services;
•Reviewing and discussing with management, our senior internal auditing executive, and our independent auditor, internal audit’s responsibilities, budget, staffing, and annual internal audit plan, including any recommended changes in the planned scope;
•Discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•Reviewing and discussing our quarterly and annual financial statements and earnings releases with management and our independent auditor;
•Recommending to the Board that our annual financial statements be included in our periodic reports filed with the SEC;
•Reviewing and discussing with management and the independent auditor any major issues as to the adequacy of our internal controls; and
•Overseeing related party transactions.

PAR Technology Corporation	18	2026 Proxy Statement

Compensation Committee
Members
Linda M. Crawford (Chair)
Cynthia A. Russo
Narinder Singh
James C. Stoffel
Our Compensation Committee consists entirely of directors who meet the NYSE independence requirements, including the additional independence requirements specific to compensation committee members.
All members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Meetings in 2025: 8

Principal Responsibilities:
The Compensation Committee oversees and administers our executive compensation programs. The Compensation Committee is also charged with overseeing the Company’s human capital management strategies and policies. The Compensation Committee’s primary responsibilities include:
•Reviewing and approving the Company’s compensation strategy and practices with respect to our CEO and other executive officers;
•Reviewing and approving the goals and objectives relevant to our CEO’s compensation, evaluating the CEO’s performance, and determining and approving our CEO’s compensation, including incentive compensation;
•Overseeing the administration of our compensatory plans and making recommendations to the Board regarding amendments to existing plans or the adoption of new compensation plans;
•Overseeing and administering the Company’s Clawback and Forfeiture Policy; and
•Reviewing and recommending to the Board the compensation of our non-employee directors.
The Compensation Committee has the authority to retain, oversee and compensate third party compensation consultants, legal counsel, or other advisers to assist the Committee in fulfilling its responsibilities. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant to assist it in recommending the form and amount of executive and non-employee director compensation for 2025. Among other things, with respect to our 2025 compensation programs, the Compensation Committee asked FW Cook to:
•Perform an assessment as to the competitiveness of our executive compensation including total cash compensation (base salary and short-term incentive compensation (cash bonus)) and equity compensation (including structural considerations, equity components and performance matrices), relative to our peer group and broader survey data;
•Review and recommend updates to our peer group;
•Provide legislative and regulatory updates, including compensation trends;
•Review and provide guidance on the Compensation Discussion and Analysis and proxy advisor reports;
•Provide guidance on shareholder outreach; and
•Provide guidance on the Company’s human capital strategy.
Prior to engaging FW Cook, the Compensation Committee considered information relevant to confirm FW Cook’s independence from the Board and management. Additional information regarding the services provided by FW Cook with respect to our 2025 compensation programs can be found below under “Compensation Discussion and Analysis – Process for Setting Executive Compensation – Role of Compensation Consultant”.

PAR Technology Corporation	19	2026 Proxy Statement

Nominating and Corporate Governance Committee
Members
Douglas G. Rauch (Chair)
Linda M. Crawford
Narinder Singh
Our NCGC consists entirely of directors who meet the NYSE independence requirements.
Meetings in 2025: 6

Principal Responsibilities
The Nominating and Corporate Governance Committee reviews the composition of the Board and identifies potential new candidates for director. The NCGC also oversees the Company’s policies, activities, opportunities, and other initiatives relating to sustainability and social responsibility in the context of the Company’s business. The NCGC’s primary responsibilities include:
•Regularly reviewing the size and composition of the Board and Board committees;
•Identifying and recommending qualified director candidates to the Board;
•Evaluating director qualifications, independence, and performance;
•Conducting a performance evaluation of the Board to determine whether it and its committees are functioning effectively; and
•Developing and periodically reviewing our Code of Conduct and Corporate Governance Guidelines.

Corporate Responsibility and Sustainability
Annually we produce our Sustainability Report, the most recent of which is available at www.partech.com/sustainability-at-par/. Our Board, as a whole and through its committees, works with our management to oversee our sustainability initiatives and business practices. Our NCGC oversees our sustainability practices and policies and receives updates about our current and contemplated initiatives from PAR management, our Compensation Committee oversees the Company’s strategies and policies related to human capital management, and our Audit Committee is responsible for the oversight of our exposure to cybersecurity risks and the steps management takes to monitor and control such exposures. Certain 2025 highlights of our core pillars, Responsible Business Practices, People & Culture, Data Responsibility, and Environmental Stewardship, are provided in the table below:

Core Sustainability Pillars	Sustainability Strategy	Highlights of our Sustainability Practices and Initiatives

Responsible Business Practices	We endeavor to promote sound governance and compliance, responsible business practices, and the highest standards of ethics to help us achieve business success and enhance long-term shareholder value.
We maintain the following policies and resources to promote responsible business practices:
•A Code of Conduct and Compliance Handbook for our directors, officers, and employees;
•A global 24/7 access to anonymous reporting of violations of our Code of Conduct, Compliance Handbook, or any law, rule, or regulation; and
• Supplier Code of Conduct.

PAR Technology Corporation	20	2026 Proxy Statement

Core Sustainability Pillars	Sustainability Strategy	Highlights of our Sustainability Practices and Initiatives

People & Culture	We aim to create a safe environment where our employees enjoy and thrive at work each day to support our customers and grow our business.	Our people are one of our most important assets. The impact of our employee-first strategy is highlighted by the employer awards we received in 2025, including Inc Best Workplaces 2025 (HR).

Data Responsibility	We strive to earn our customers’ trust each day by working to keep their valued customer data safe and responsibly managing our security and privacy governance and protocols to promote data protection.
We use various internal organizational cybersecurity and privacy safeguards, controls and procedures for the discovery, identification, classification, assessment, and management of cybersecurity incidents and risks, including:
•Endpoint and cloud threat detection and response systems,
•Network application and API security services,
•Cloud security posture management solutions,
•Enterprise data loss prevention and governance services,
•Cloud-native security scanners, and
•Source code analysis tooling.

Environmental Stewardship	We strive to minimize the environmental impact of our operational footprint through energy-efficient and eco-friendly sustainable business practices.
We have continued to adopt eco-friendly business practices, including:
•Regular e-waste recycling;
•Data center outsourcing to reduce carbon footprint; and
•Reduced shipments and packaging material through product selection and supplier collaboration.
Additionally, our Supplier Code of Conduct requires compliance with U.S. laws and regulations regarding conflict minerals sourcing.

PAR Technology Corporation	21	2026 Proxy Statement

Report of the Audit Committee
To the Board of Directors of PAR Technology Corporation:
The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For the fiscal year ended December 31, 2025, Deloitte & Touche LLP served as the Company’s independent registered public accounting firm. With respect to the Company’s financial reporting process, management is responsible for establishing and maintaining internal controls and preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The responsibility for auditing the Company’s consolidated financial statements and providing an opinion as to whether the Company’s consolidated financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. GAAP rests with Deloitte & Touche LLP, as the Company’s independent registered public accounting firm. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements. These are the fundamental responsibilities of management.
In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2025, with the Company’s management and Deloitte & Touche LLP. In addition, the Audit Committee discussed with Deloitte & Touche LLP, with and without management present, Deloitte & Touche LLP’s evaluation of the overall quality of the Company’s financial reporting. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP its independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Audit Committee
Cynthia A. Russo (Chair)
Douglas G. Rauch
James C. Stoffel

PAR Technology Corporation	22	2026 Proxy Statement

Transactions With
Related Persons
The Board of Directors has adopted a written “Related Party Transactions Policy & Procedure” (“Policy”), which provides that the Company will only enter into a related party transaction, when the Board, acting through the Audit Committee, determines that the transaction is not inconsistent with the interests of the Company and its shareholders. Pursuant to the Policy, the Audit Committee reviews and either approves or disapproves all transactions, arrangements, or relationships in which the Company or any of its subsidiaries (i) was, is or is to be a participant, and (ii) in which a director, director nominee, executive officer, a person who beneficially owns more than 5% of the Company’s common stock, or any immediate family member of any of the foregoing persons (a “related person”), has or will have a direct or indirect interest.
Under the Policy, the following related party transactions are deemed to be pre-approved by the Audit Committee: (i) compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; (ii) employment of an executive officer if the related compensation is required to be reported in the Company’s proxy statement, or the executive officer is not an immediate family member of another executive officer or director, the related compensation is required to be reported in the Company’s proxy statement and the Compensation Committee approved (or recommended the approval of) the related compensation; and (iii) any ordinary course and arms-length transaction with a related person in which the amount of the transaction involved does not exceed $50,000.
Consulting Agreement with PAR Act III & Warrant Amendment
On January 2, 2024 the Company entered into a consulting agreement (the “Consulting Agreement”) with PAR Act III, LLC (“PAR Act III”) pursuant to which PAR Act III provided the Company with strategic consulting, M&A technology due diligence, and other professional and expert services, as requested from time to time by the Company’s Chief Executive Officer. In consideration for the consulting services, the Company amended its common stock purchase warrant issued to PAR Act III on April 8, 2021, to extend the termination date of the warrant to April 8, 2028, provided the Consulting Agreement remained in effect until 5:00 pm on April 8, 2026, which it did. The Consulting Agreement then terminated in accordance with its terms.
The warrant provides PAR Act III the right to purchase 510,287 shares of Company common stock at an exercise price of $74.96 per share. The warrant provides for adjustments to reduce the exercise price and increase the number of shares covered by the warrant for certain issuances of common stock by the Company at a price less than the daily volume weighted average price immediately prior to such issuance. As of January 2, 2024 (the effective date of the Consulting Agreement), the fair market value of the warrant was $8.2 million. The warrant remains unexercised. Keith E. Pascal, a director of the Company, serves as the vice president and secretary of PAR Act III and holds a 0.1% ownership interest in PAR Act III and a 2.5% time-based profits interests, of which two thirds is currently vested.
Jeremy Pascal
Jeremy Pascal, son of Keith E. Pascal, a director of the Company, is a non-executive employee of the Company. From January 1, 2025, through the date of this proxy statement, his total compensation was approximately $169,300, inclusive of base salary, a cash bonus, and the value of certain employee benefits. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

PAR Technology Corporation	23	2026 Proxy Statement

Executive Officers
The following sets forth certain information regarding our current executive officers as of April 8, 2026:

Name	Age	Title

Savneet Singh	42	Chief Executive Officer and President
Bryan A. Menar	50	Chief Financial Officer
Elizabeth M. Codner	51	Chief Human Resources Officer
Cathy A. King	63	Chief Legal Officer and Corporate Secretary
Oliver Ostertag	37	President, Growth Platforms and AI
Information about Mr. Singh can be found under “Proposal 1. Election of Directors”.
Mr. Menar has served as Chief Financial Officer since January 2017. Mr. Menar also served as the Company’s Chief Accounting Officer until March 1, 2023. Prior to joining PAR, Mr. Menar served as Vice President, Financial Planning & Analysis (FP&A) for Chobani, LLC, where he led the financial planning and analysis team and was responsible for all corporate financial analysis including forecasting, budgeting, business reviews, and financial presentations for both internal and external stakeholders and partners. Mr. Menar has also held senior finance level roles at JC Jones & Associates, Goldman Sachs & Co., and Ernst & Young LLP. Mr. Menar holds a BS in Accounting and Economics from Le Moyne College and an MBA in Finance from The Stern Business School at NYU.
Ms. Codner has served as Chief Human Resources Officer since July 2025. From September 2023 to November 2024, Ms. Codner was Chief People Officer of Form Energy, an private clean energy technology company, and, from July 2019 until September 2023, she served as Chief People Officer of Eat’n Park Hospitality Group; in both roles she was responsible for leading all human resources functions, including talent, total rewards, payroll, employee relations, HR operations, and people systems. Ms. Codner holds a Bachelor of Arts from Penn State University and a Master of Public Management from Carnegie Mellon University.
Ms. King has served as Chief Legal Officer since February 2023 and Corporate Secretary since July 2016. From July 2016 to February 2023, Ms. King served as Vice President, General Counsel. Prior to joining PAR, Ms. King held several lead counsel roles including Vice President, General Counsel & Corporate Secretary of Chobani Global Holdings, LLC, where she oversaw all legal affairs of the company, including advising management and the board on commercial and strategic transactions, regulatory and litigation matters, and corporate governance. Earlier in her career, Ms. King practiced law and was a member of Bond Schoeneck & King, PLLC and Harris Beach, PLLC. Ms. King holds a JD from Syracuse University College of Law and a BA in Economics and Labor Relations from SUNY Potsdam.
Mr. Ostertag has served as President, Growth Platforms and AI since March 2026. From October 2022 to March 2026, Mr. Ostertag served as GM, Operator Cloud, from January 2022 to October 2022, he served as GM, Brink, and, from April 2021 to December 2021, he served as Senior Director, Business Operations. Before assuming those roles, Mr. Ostertag served in roles covering international operations and development at PAR. Mr. Ostertag has an undergraduate degree in History from Brown University, a JD from the University of Pennsylvania Law School, and an MBA from the Kellogg School of Management at Northwestern University.

PAR Technology Corporation	24	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
Stock Ownership of Directors, Director Nominees and Officers
The shares of PAR common stock beneficially owned by our directors, director nominees, named executive officers, directors and executive officers as a group, and the holders of more than 5% of PAR’s outstanding common stock as of April 8, 2026, are set forth below. On April 8, 2026, there were 41,246,199 shares of common stock outstanding. Under the rules of the SEC, a person’s beneficial ownership of PAR common stock includes shares of common stock as to which the person has sole or shared voting or dispositive power and shares which the person has the right to acquire within 60 days of determination, including through the exercise of stock options or the vesting/settlement of restricted stock units payable in shares of PAR common stock. Except as otherwise indicated, the information provided in the tables below is based on our records, information filed with the SEC, and information provided to PAR.
The following table sets forth the beneficial ownership of our common stock as of April 8, 2026, by all directors and director nominees, each of the named executive officers listed in the Summary Compensation Table, and our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares of common stock beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)

Directors and Director Nominees
Linda M. Crawford	8,110(1)	*%
Keith E. Pascal	17,259(1)	*%
Douglas G. Rauch	14,490(1)	*%
Cynthia A. Russo	51,450(1)	*%
Narinder Singh	15,519(1)	*%
Savneet Singh	See holdings below	See percent below
James C. Stoffel	31,190(1)	*%

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)

Named Executive Officers
Savneet Singh	660,258(2)	1.6%
Bryan A. Menar	55,228(3)	*%
Cathy A. King	64,578(4)	*%
Current directors and executive officers as a group (11 persons)	929,911(5)	2.3%
*Less than 1%
1.Includes 2,730 unvested restricted stock units that vest on the earlier of June 12, 2026, and the date of the Annual Meeting.
2.Includes 575,000 shares subject to a currently exercisable stock option or a stock option that will be exercisable within 60 days. Excludes shares owned by SS2018 LLC, a Delaware limited liability company (“SS2018”), because Mr. Singh no longer has ownership of SS2018, is no longer a manager of SS2018, and no longer has influence or control over SS2018. Excludes all 122,539 RSUs and all PRSUs, as none vest within 60 days.
3.Includes 15,070 shares subject to a currently exercisable stock option or a stock option that will be exercisable within 60 days. Excludes all 23,099 RSUs, as none vest within 60 days.
4.Includes 29,530 shares subject to a currently exercisable stock option or a stock option that will be exercisable within 60 days. Excludes all 21,578 RSUs, as none vest within 60 days.
5.Includes 619,600 shares subject to currently exercisable stock options or stock options that will be exercisable within 60 days and 16,380 unvested restricted stock units that vest on the earlier of June 12, 2026, and the date of the Annual Meeting.
Stock Ownership of Certain Beneficial Owners
The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than 5% of PAR common stock as of April 8, 2026 (percent of class is calculated based on the shares outstanding as of April 8, 2026).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)

Voss Capital, LP 3773 Richmond, Suite 500 Houston, Texas 77046	5,426,600(1)	13.2%
Capital Research Global Investors 333 South Hope Street 55th Fl Los Angeles, California 90071	3,237,004(2)	7.8%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,879,543(3)	7.0%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	2,846,749(4)	6.9%
T. Rowe Price Investment Management, Inc. 1307 Point Street Baltimore, Maryland 21231	2,612,424(5)	6.3%

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1.Voss Value Master Fund, L.P., a Cayman Islands limited partnership ("Voss Value Master Fund"), has sole voting power and sole dispositive power with respect to 845,000 shares; Voss Value-Oriented Special Situations Fund, L.P., a Delaware limited partnership ("Voss Value-Oriented Special Situations Fund"), has sole voting power and sole dispositive power with respect to 145,100 shares; Voss Advisors GP, LLC, a Texas limited liability company ("Voss GP"), as the general partner of Voss Value Master Fund and Voss Value-Oriented Special Situations Fund, has sole voting power and sole dispositive power with respect to 990,100 shares; Voss Capital, L.P., a Texas limited partnership ("Voss Capital"), as the investment manager of Voss Value Master Fund, Voss Value-Oriented Special Situations Fund and certain separately managed accounts (the "Voss Managed Accounts"), has sole voting power and sole dispositive power with respect to 4,451,600 shares and shared voting power and shared dispositive power with respect to 975,000 shares; and Travis W. Cocke (together with the Voss Value Master Fund, Voss Value-Oriented Special Situations Fund, Voss GP and Voss Capital, the “Voss Group”), as managing member of Voss GP and Voss Capital, has sole voting power and sole dispositive power with respect to 4,451,600 and shared voting power and shared dispositive power with respect to 975,000 shares. This information has been obtained from a Schedule 13D filed jointly by the Voss Group with the SEC on March 4, 2026.
2.Capital Research Global Investors has sole voting power and sole dispositive power with respect to 3,237,004 shares. This information has been obtained from a Schedule 13G/A filed by Capital Research Global Investors with the SEC on November 13, 2025.
3.FMR LLC has sole voting power with respect to 2,878,122 shares and sole dispositive power with respect to 2,879,543 shares. Abigail P. Johnson, a Director, the chairman and the chief executive officer of FMR LLC, has sole dispositive power with respect to 2,879,543 shares. This information has been obtained from a Schedule 13G/A jointly filed by FMR LLC and Abigail P. Johnson with the SEC on May 12, 2025.
4.BlackRock, Inc. has sole voting power with respect to 2,798,848 shares and sole dispositive power with respect to 2,846,749 shares. This information has been obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 17, 2025.
5.T. Rowe Price Investment Management, Inc. has sole voting power with respect to 2,606,376 shares and sole dispositive power with respect to 2,612,424 shares. This information has been obtained from a Schedule 13G/A filed by T. Rowe Price Investment Management, Inc. with the SEC on April 8, 2026.
Delinquent Section 16(a) Reports
Our directors and officers and the beneficial owners of more than ten percent (10%) of the Company’s common stock are required under the Exchange Act to file with the SEC reports of ownership and changes of ownership in the Company’s common stock.
Based solely on a review of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2025, our directors and officers and the beneficial owners of more than ten percent (10%) of the Company’s common stock filed the required reports under Section 16(a) of the Exchange Act on a timely basis.

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Director Compensation
2025 Director Compensation
Compensation for our non-employee directors in 2025 consisted of a mix of cash and equity. Directors who are also our employees do not earn any additional compensation for service as a director.
In June 2025, the Compensation Committee was provided with an analysis of non-employee director compensation, including a review of non-employee director compensation of the 2025 peer group of companies used to evaluate 2025 executive compensation and is described below in “Compensation Discussion and Analysis – Market Data and External Pay Considerations”.
Based on the Compensation Committee’s review of peer group compensation and other relevant market data, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, maintaining the same non-employee director compensation for 2025 as for 2024. For 2025, the non-employee director compensation consisted of the following:

Cash Retainers:	($)
Annual Cash Retainer	40,000
Annual Chairperson Retainer	50,000
Audit Committee Retainers:
Chair	20,000
Non-Chair Member	10,000
Compensation Committee Retainers:
Chair	15,000
Non-Chair Member	7,500
Nominating and Corporate Governance Committee Retainers:
Chair	10,000
Non-Chair Member	5,000
Equity Retainer:
Target Annual Equity Grant Value	175,000
Cash retainers are paid to our non-employee directors quarterly in arrears. Our non-employee directors do not receive additional fees for Board or committee meeting attendance. However, we do reimburse our non-employee directors for reasonable expenses incurred to attend Board and committee meetings.

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For 2025, each non-employee director received an annual award of 2,730 restricted stock units (“RSUs”) having a target grant value of $175,000, which vest on the earlier of June 12, 2026, or the date of the Annual Meeting, subject to continued service through that date. The 2025 grants were made under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”).
The 2025 compensation earned by or paid to our non-employee directors was as follows:

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Linda M. Crawford	60,000	173,710	233,710
Keith E. Pascal	40,000	173,710	213,710
Douglas G. Rauch	60,000	173,710	233,710
Cynthia A. Russo	67,500	173,710	241,210
Narinder Singh	52,500	173,710	226,210
James C. Stoffel	107,500	173,710	281,210
1.This column includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) with respect to stock awards made to non-employee directors in 2025, calculated based on the closing price of our common stock on June 12, 2025, of $63.63. The stock price used to determine the number of RSUs granted was the $64.10 closing price of our common stock on June 2, 2025, the date of the first Compensation Committee meeting following the annual meeting of shareholders in 2025, though the actual grant date was June 12, 2025. Each non-employee director had 2,730 unvested RSUs outstanding as of December 31, 2025.
Stock Ownership Guidelines for Non-Employee Directors
Our non-employee directors are required to hold shares of the Company’s common stock with a fair market value equal to three times the amount of the annual cash retainer payable to the non-employee director. All (i) shares of common stock owned directly by, or held in trust for the benefit of, a non-employee director or the director’s spouse or any minor children that share the same home and (ii) time-vesting restricted stock units, count toward the satisfaction of these requirements. Each of our non-employee directors satisfied these guidelines in 2025. Any new non-employee director would be required to attain such ownership within five years of joining the Board.

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Compensation Discussion
and Analysis
This Compensation Discussion and Analysis describes our executive compensation for 2025, including the compensation of our named executive officers (“NEOs”), and illustrates the objectives, elements and philosophy of our executive compensation programs.
Our NEOs for 2025 were:

NEO	Title

Savneet Singh	Chief Executive Officer and President (“CEO”)
Bryan A. Menar	Chief Financial Officer
Cathy A. King	Chief Legal Officer and Corporate Secretary
Advisory Vote on Executive Compensation
At our 2025 annual meeting of shareholders (the “2025 Annual Meeting”), we submitted a proposal to our shareholders for a non-binding advisory vote to approve the compensation of our NEOs as disclosed in last year’s proxy statement. The proposal received a favorable vote from approximately 79% of the votes cast. We value the perspectives our shareholders express through the annual say-on-pay vote and through our ongoing engagement with the investment community on corporate governance issues.
In advance of the 2025 Annual Meeting, we reached out to 14 institutional shareholders, representing approximately 44% of our outstanding common stock at that time, and offered to address any questions they had, including with respect to our say-on-pay proposal. After receiving the results of the say-on-pay vote at the 2025 Annual Meeting, we contacted seven of our largest institutional holders, collectively holding approximately 21% of our outstanding common stock at that time, and offered to meet with them to review our executive compensation program and its overall design. We actively engaged with the four shareholders who accepted our offer to meet, collectively holding approximately 15% of our outstanding common stock at that time, as well as those shareholders who independently requested meetings. These conversations provided valuable insight into investor priorities and expectations, including with respect to peer group selection and the structure and magnitude of CEO compensation. The Chair of the Compensation Committee, Linda M. Crawford, together with members of management, participated in these conversations and the Compensation Committee carefully considered this feedback as part of its evaluation of executive pay decisions and the continued evolution of our executive compensation program. During these conversation, Ms. Crawford also provided shareholders with insight into the Compensation Committee’s philosophy for compensating Mr. Singh for his transformational leadership in repositioning the Company around its high-growth SaaS platform, driving significant expansion of annual recurring revenue (“ARR”)—including through strategic acquisition activity—and successfully divesting the legacy Government business. The Compensation Committee has also discussed our executive compensation program design and voting results with FW Cook, its independent compensation consultant, and considers evolving corporate governance perspectives from proxy advisory firms and other market participants as part of its ongoing evaluation of executive compensation practices.

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All shareholders we spoke to after the 2025 Annual Meeting raised concerns regarding the grant of special or off-cycle awards, particularly those consisting solely of time-vesting equity, despite the Compensation Committee’s view that the one-time award granted to the CEO in December 2024 was essential for retention and consistent with market practice. Consistent with this shareholder feedback, the Compensation Committee did not grant special or off-cycle awards to any of our NEOs and remains committed to avoiding granting such awards or paying discretionary bonuses except in compelling circumstances where they are justified by retention or other critical needs and aligned with long-term shareholder value creation. Additionally, the Compensation Committee made the following changes:
•Beginning in 2025, the Compensation Committee transitioned to CEO equity grants comprising 50% performance vesting RSUs (“PRSUs”), subject to a cumulative three-year performance period and cliff vesting at the end of the performance period, and 50% RSUs vesting annually over three years, reinforcing sustained, long-term value creation while maintaining annual RSU vesting for retention continuity. This PRSU structure represented a change, partially in response to shareholder feedback from prior years, in which the PRSU structure provided for equally weighted one-year, two-year, and three-year performance and vesting periods.
•Beginning in 2026, the Compensation Committee transitioned to equity grants for our other NEOs comprising 25% PRSUs, subject to a cumulative three-year performance period and cliff vesting at the end of the performance period, and 75% RSUs vesting annually over three years, to strengthen long-term alignment with shareholder return for our executive team. This change was also influenced by our discussions with shareholders.
The Compensation Committee and our management team are committed to continued engagement with shareholders to understand their perspectives and to demonstrate the strong alignment between our executive compensation program, on the one hand, and the Company’s business strategy, goals, and financial and operating performance, on the other hand.

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Compensation Governance Best Practices
We are committed to strong governance practices with respect to our compensation framework. We believe that our practices are consistent with our emphasis on tying executive compensation to the achievement of short-term and long-term performance targets while discouraging excessive risk-taking. The following chart highlights some of our governance practices with respect to executive compensation:

What We Do

✓	Maintain formulaic annual performance-based incentives

✓	Maintain a robust clawback policy that allows the Compensation Committee to go beyond SEC requirements and claw-back all incentive-based compensation and any service-based equity awards

✓	Work with an independent compensation consultant that only reports to the Compensation Committee

✓	Allocate time for executive sessions for the Compensation Committee without management present

✓	Maintain open lines of communication with shareholders

✓	Maintain significant stock ownership guidelines for executives, featuring a 6x salary multiple for our CEO

✓	Double trigger change-in-control provisions for equity awards

✓	Align pay with performance by granting a minimum of 25% of long-term incentive compensation in the form of PRSUs (and 50% for our CEO)

What We Do Not Do

X	No excise tax gross-ups upon a change-in-control

X	No pledging, hedging, or speculative transactions are permitted by our employees, including our NEOs

X	No excessive perquisites to our employees, including our NEOs

X	No stock option grants with an exercise price less than fair market value on the grant date

X	No re-pricing of underwater stock options

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Compensation Objectives
Our executive compensation programs are built to drive creation of shareholder value by linking company and individual performance. The 2025 executive compensation programs were designed to create incentives that are proportional to the financial returns that executives are able to deliver to shareholders through the achievement of short-term and long-term performance targets. To accomplish this, we seek to achieve and maintain the following characteristics within our compensation programs:
•Pay-for-Performance. The majority of executive compensation is variable and comes from our performance-based short-term cash incentive (“STI”) and long-term equity incentive (“LTI”) programs. The STI and LTI programs are structured to create strong ties between compensation and performance. STI bonuses are tied to the achievement of performance targets linked to established financial measures and behaviors that reinforce our core values of urgency, ownership, delivering outcomes, never settling and winning together. LTI awards seek to incentivize the growth of shareholder value over time.
•Competitive Compensation. We provide compensation opportunities that are competitive with the compensation levels and practices of our peers. Compensation decisions are made by considering company performance, individual leadership performance, and relevant market and peer data. We seek to attract, retain, develop, and incentivize top performers in a highly competitive global market for talent by aligning their interests with the interests of our shareholders.
Process for Setting Executive Compensation
Role of the Compensation Committee and CEO
The Compensation Committee establishes and approves the annual compensation of our NEOs and certain other senior leaders, including the key elements of pay. Our CEO partners with the Compensation Committee to set performance priorities, establish target compensation ranges, and assess the performance of our other NEOs, informed by market data and analysis provided by FW Cook, the Compensation Committee’s independent compensation consultant (described below).
Our CEO does not make recommendations regarding his own compensation. At least annually, the Compensation Committee: reviews and approves corporate goals and objectives relevant to the compensation of our CEO; evaluates our CEO’s performance in light of those goals and objectives; and based on this evaluation, determines and approves our CEO’s compensation (including his cash and equity incentive components). In determining the incentive components of our CEO’s compensation, the Compensation Committee considers multiple factors, including: the Company’s performance and relative shareholder return; the value of similar incentive awards to chief executive officers at comparable companies; awards that have been given historically to our CEO; and the recommendations of its independent compensation consultant (discussed below).
Role of the Compensation Consultant
The Compensation Committee continued to engage FW Cook as its independent compensation consultant to provide advice and analytical support with respect to executive compensation for 2025. The Compensation Committee requested, and FW Cook conducted, an annual analysis of executive compensation compared to peer company practice and data. The Compensation Committee assessed the independence of FW Cook and concluded that FW Cook maintains the requisite independence, as well as the skills, knowledge, industry expertise, and experience necessary to provide objective and effective advice. FW Cook also has the resources to support a comprehensive approach to executive compensation analysis, program design, and strategy.

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During 2025, the Compensation Committee, in conjunction with FW Cook and management, performed a risk assessment of our compensation policies and practices. Our Board and Compensation Committee aim to structure our executive and non-executive compensation programs to incentivize the creation and preservation of shareholder value and discourage excessive or unnecessary risk taking. In evaluating compensation-related risk, the Compensation Committee considered, among other factors: the balance between short-term and long-term incentives; the use of multiple performance metrics in assessing performance and determining payouts under our incentive programs; the presence of caps on incentive award payouts; and the design and scope of our Clawback and Forfeiture Policy.
Market Data and External Pay Considerations
In its oversight of the compensation practices for our CEO and other NEOs, the Compensation Committee reviews industry and peer compensation data specific to comparable technology companies to confirm that executive compensation is within an appropriate competitive range. The Compensation Committee considers this external pay comparison data as a market check on its compensation decisions. The composition of the peer group is reviewed at least annually, with adjustments made as appropriate to maintain comparability and reflect any mergers, acquisitions, or significant changes among the peer group companies.
With input from FW Cook, the Compensation Committee selected a peer group of 20 companies in September 2024 to guide its compensation decisions for 2025 executive compensation based primarily on maintaining a close balance of smaller and larger companies compared to the Company’s annual revenues and market capitalization. To achieve this goal, the Compensation Committee prioritized including peer group companies with the following characteristics (based on information available at the time of selection in September 2024):
•Companies in the software, internet, and technology industries, with a focus on SaaS companies primarily focused on cloud-based software and services, with less of an emphasis on hardware;
•Companies with revenues (trailing four quarters) between $300 million and $1.0 billion; and
•Companies with market capitalization between $750 million and $3 billion.
The resulting peer group included significantly fewer hardware companies when compared to the peer groups used by third-party proxy advisor firms, with those proxy advisor peer groups aligning with the Company’s GICS code at the time. In 2025, the Company’s GICS code changed to 4510 (Software & Services), to more closely reflect the Company’s current business. The Compensation Committee also considered FW Cook’s assessment of the strength of comparability of a variety of business characteristics, including headcount, operating cash flow, revenue growth, product offerings, end markets, and length of time since initial public offering.
Ten companies that were in the 2024 peer group were not included in the 2025 peer group. Alteryx, Inc., Everbridge, Inc., and Model N, Inc. were excluded because they were acquired and the other seven were primarily excluded because their market capitalizations fell outside of the Compensation Committee’s desired range. Thirteen companies were added as peer group companies. The resulting peer group of 20 companies had trailing four quarter revenues ranging from $245 million to $915 million and market capitalizations (on August 30, 2024) between $837 million and $4.47 billion. The peer group resulted in the Company’s projected 2024 revenue and market capitalization on August 30, 2024, being very close to the median of the updated peer group, with revenue 6% below the median and market capitalization 1% above the median.

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2025 Peer Group

Agilysys Inc.	AvidXchange Holdings, Inc.	E2open Parent Holdings, Inc.
EverCommerce Inc.	Fastly, Inc.	Flywire Corporation
Jamf Holding Corporation	JFrog Limited	LiveRamp Holdings, Inc.
MeridianLink, Inc.	N-able, Inc.	nCino, Inc.
PagerDuty, Inc.	Progress Software Corporation	PROS Holdings, Inc.
Q2 Holdings, Inc.	Sprout Social, Inc.	Verint Systems Inc.
Workiva, Inc.	Zuora Inc.

With input from FW Cook, in October 2025, the Compensation Committee selected a peer group of 19 companies to guide its compensation decisions going forward, based primarily on maintaining a close balance of smaller and larger companies compared to the Company’s annual revenues and market capitalization.
Five companies that were in the 2025 peer group were not included in the 2026 peer group: Zuora Inc. because it was acquired; PROS Holdings, Inc., Sprout Social, Inc., and Verint Systems Inc. because their market capitalizations fell below the Compensation Committee’s desired market capitalization range; and JFrog Limited because its market capitalization exceeded the Compensation Committee’s desired market capitalization. Four companies were added to the peer group. The resulting peer group of 19 companies had trailing four quarter revenues ranging from $289 million to $940 million and market capitalizations (on September 30, 2025, except as provided for in the below table) between $876 million and $4.82 billion. The Compensation Committee believed that the Company’s 2025 analyst consensus revenue at the time of $447 million and its $1.61 billion market capitalization on September 30, 2025, compared reasonably to the peer group ranges.

2026 Peer Group

Agilysys Inc.	Alkami Technology, Inc. ^	AvidXchange Holdings, Inc.•
E2open Parent Holdings, Inc.•	EverCommerce Inc.	Fastly, Inc.
Flywire Corporation	Intapp, Inc. ^	Jamf Holding Corporation
LiveRamp Holdings, Inc.	Marqeta, Inc. ^	MeridianLink, Inc.•
N-able, Inc.	nCino, Inc.	PagerDuty, Inc.
Progress Software Corporation	Q2 Holdings, Inc.	Qualys, Inc.^
Workiva, Inc.
^ New peers added at October 2025 Compensation Committee meeting.
•     Peers that announced acquisition agreements after filing their proxy statements in the spring of 2025. For these companies, market capitalization was measured as of the following dates, each of which was the last trading day prior to the announcement: AvidXchange Holdings, Inc. (May 5, 2025), MeridianLink, Inc. (August 8, 2025), and E2open Parent Holdings, Inc. (May 23, 2025).

Since the selection of the 2026 peer group, the Compensation Committee has continued to monitor and consider the Company’s relatively lower market capitalization when compared to the peer group in making compensation decisions. As a result of this consideration, the 2026 LTI awards for our current NEOs are expected to be lower than the 2026 peer group median and the CEO’s 2026 equity award is expected to have meaningfully lower grant value than his 2025 equity award.

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Executive Compensation
2025 Executive Compensation Programs
The Compensation Committee’s actions with respect to our executive compensation programs reflect a deliberative process intended to ensure that the objectives of our compensation programs are based on pay-for-performance principles and designed to attract, retain, and reward top performers within competitive compensation ranges. Decisions regarding 2025 NEO compensation included consideration of each of our NEO’s individual experience, expertise, skills, responsibilities, commitment, and current and anticipated sustained contributions to the Company’s corporate goals and objectives. The 2025 NEO compensation decisions also considered prior compensation adjustments, prior award accumulation, contractual commitments (if any), and the competitiveness of our 2025 NEO compensation relative to market data.
Base Salary
The Compensation Committee chose to increase each of the NEOs’ base salaries in 2025 by 4.0% to maintain salaries at a competitive level and fairly match each NEO’s experience, performance, duties, and responsibilities. In making these decisions, the Compensation Committee considered (i) the salary amount relative to peer group data, (ii) its subjective assessment of the NEOs’ performance, experience, and breadth of responsibilities, and (iii) balance of cash and equity-based compensation levels. The following sets forth each NEO’s base salary for 2025:

NEO	2024 Base Salary ($)	2025 Base Salary ($)(1)	% Increase

Savneet Singh	620,000	645,000	4%
Bryan A. Menar	416,000	432,640	4%
Cathy A. King	416,000	432,640	4%
1. Base salaries were effective February 22, 2025.
Short-Term Incentive Compensation
Each NEO is eligible to receive STI compensation, with annual target awards established by the Compensation Committee at levels intended to provide a competitive short-term incentive opportunity. For 2025, the Compensation Committee determined not to increase the STI target opportunity for any NEOs. In making these decisions, the Compensation Committee considered (i) the total amount of short-term compensation relative to peer group data, and (ii) its subjective assessment of the NEO’s performance, experience, and breadth of responsibilities. The following sets forth each NEO’s annual STI target for 2025, which were consistent with STI targets for 2024:

NEO	2024 STI target as (% of Base Salary)	2025 STI target as (% of Base Salary)	% Increase

Savneet Singh	100	100	—%
Bryan A. Menar	65	65	—%
Cathy A. King	50	50	—%

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The Compensation Committee selected management performance measures for the 2025 STI program that aligned with the Company’s corporate goals and objectives, focusing on what the Compensation Committee believed to be the most impactful drivers of shareholder return. The following served as the foundation for measuring our NEOs’ performance in 2025, which remained the same as the measures used for our 2024 STI program, except that Non-GAAP Adjusted EBITDA was weighted 50% for all NEOs, reflecting the divestiture of our Government segment in 2024:

Financial Measure	Rationale	Weighting

ARR(1)	A key performance indicator that enables the measurement of the financial progress of the Company.	50%

Non-GAAP Adjusted EBITDA(2)	Used to measure the core business operating results and profitability of the Company.	50%

1.ARR is the annualized recurring revenue from our subscription services, which includes subscription fees for our SaaS solutions, related support, and transaction-based fees for payment processing services. We calculate ARR by annualizing the monthly recurring revenue for all active sites as of the last day of each month for the respective reporting period, adjusted to exclude ARR that may not be indicative of management’s performance.
2.Non-GAAP Adjusted EBITDA is the net loss before income taxes, interest expense, and depreciation and amortization of the Company, as adjusted to exclude certain non-cash and non-recurring charges, such as stock-based compensation, acquisition expenses, certain pending litigation expenses, and other extraordinary business items that may not be indicative of management’s performance. A reconciliation of net loss to Adjusted EBITDA can be found on page 36 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Individual Performance
Our STI program provides for adjustments based on the assessment of individual performance, whereby our Compensation Committee can approve further adjustments to the STI payout. The CEO evaluates the individual performance of each non-CEO NEO through our annual performance assessment process and his recommended individual performance modifiers for the NEOs, if any, are reviewed and approved by the Compensation Committee. In 2025, the maximum individual performance modifier was 15%. The plan design for 2026 no longer includes an individual performance modifier.
2025 STI Performance Targets and Awards
In early 2025, the Compensation Committee reviewed the Company’s annual operating plan and selected financial measures and set STI performance targets. In June 2025, the Compensation Committee approved a targeted adjustment to the ARR performance metric to account for the impact of the GoSKIP asset acquisition and foreign currency exchange rate movement related to TASK and Plexure, which were not considered when the initial 2025 STI performance targets were established. The Compensation Committee determined that these adjustments to the STI performance targets were necessary to ensure that the performance goals remained challenging, yet achievable with exceptional performance.
The adjustment with respect to the GoSKIP acquisition is consistent with the Compensation Committee’s general approach of adjusting STI performance measure targets for acquisitions occurring in the first half of the fiscal year where the impacts to performance measures cannot be known at the time of initial approval. The Compensation Committee believes that such adjustments align with PAR’s overall growth strategy, which is partially driven by acquisitions, and believes that holding our executive team accountable for the success and growth of the Company, including with respect to the businesses and assets it acquires, is consistent with its overall compensation philosophy and our core values of urgency, ownership, delivering outcomes, never settling, and winning together.

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The later adjustment with respect to foreign currency exchanges rates resulted from management identifying effects of the acquisitions of TASK and Plexure after the Compensation Committee’s initial approval. Foreign currency exchange rates had not affected the Company’s performance measures in prior years because TASK (with operations in Australia) and Plexure (with operations in New Zealand) were only acquired in 2024. Beginning in 2026, the performance targets initially set by the Compensation Committee reflected the effects of any foreign currency exchange rate.
Following the end of 2025, the Compensation Committee determined management’s level of achievement measured against the established STI performance targets. The following table sets forth the 2025 STI performance targets for the NEOs , actual results of the selected financial measures, and payout percentages (as a percentage of the NEO’s target bonus). Failure to achieve the threshold performance level results in no STI payout, and there is no additional STI payout for achievement in excess of the maximum performance level unless an individual performance modifier is applied. For performance between the threshold and target performance levels or between the target and maximum performance levels, the STI payout percentage is interpolated between the levels on a straight-line basis.

Performance Goal	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2025 Actual Results	Relative Weight	Weighted Payout

ARR (1)	$313.3 million	$326.4 million	$352.5 million	$315.4 million	50%	29%
Non-GAAP Adjusted EBITDA	$16.3 million	$20.3 million	$28.4 million	$23.0 million	50%	66%
Combined Payout						95%
1.    Prior to the June 2025 adjustment, the ARR target was $328.3 million, with an ARR of $315.2 million yielding a 50% payout and an ARR of $354.6 million yielding a 200% payout. Absent the adjustment, ARR performance would have resulted in a payout of 91.4%.

For 2025, the payout of STI awards to our NEOs was determined by multiplying their respective annual STI target opportunities by the payout percentages shown above. In the case of Ms. King, based on the annual performance assessment process for 2025, the CEO recommended, and the Compensation Committee approved, a 15% enhancement for exceptional performance and contributions to the Company. Accordingly, our NEOs earned the STI payouts below:

NEO	2025 STI Target ($)	2025 STI Payout (%)	2025 STI Individual Performance Modifier (%)	2025 STI Payout (% of Target)	2025 STI Payment ($)

Savneet Singh	645,000	95.4%	100%	95.4%	615,034
Bryan A. Menar	281,216	95.4%	100%	95.4%	268,139
Cathy A. King	216,320	95.4%	115%	109.7%	237,200
Long-Term Incentive Compensation
We grant equity awards under the 2015 Equity Incentive Plan to our NEOs to align their interests with our shareholders, incentivize retention, and drive long-term performance. For 2025, we (i) granted 50% time-vesting RSUs and 50% PRSUs to our CEO under the ongoing program and (ii) generally maintained the same LTI program as used for 2024 with respect to our other NEOs by granting them LTI awards in the form of 100% time-vesting RSUs. However, starting in 2026, at least 25% of LTI equity awards for our non-CEO NEOs will be PRSUs. The number of shares of our common stock subject to an LTI award is generally determined based on the LTI target amount and the closing price of our common stock on the date of grant. The value of our equity awards is strongly tied to our performance, which is evident in the far-right column below which indicates that the value of our 2025 awards was meaningfully lower at the end of 2025 than at the time of grant.

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The following table reflects the LTI awards granted to our NEOs in March 2025:

NEO	Time Vesting RSUs ($) (1)	Time Vesting RSUs (#)	Performance Vesting RSUs ($) (1)	Performance Vesting RSUs (#)	Total Value of Awards at December 31, 2025 ($) (2)

Savneet Singh(3)	4,700,000	72,811	4,700,000	72,811	2,641,583
Bryan A. Menar	1,500,000	23,237	—	—	843,038
Cathy A. King	1,500,000	23,237	0	0	843,038
1.    The award values in this table differ slightly from the grant date fair values of the awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards table. The award values in this table represent the values targeted by the Compensation Committee while the grant date fair value of each award reported in the Summary Compensation Table and the Grants of Plan-Based Awards table is the award value for accounting purposes, which is based on the Monte Carlo valuation model for PRSUs.
2.     Represents the value of 2025 RSUs based on the closing stock price on December 31, 2025, which was $36.28, and the intrinsic value of Mr. Singh’s 2025 PRSUs based on our relative TSR performance as of December 31, 2025, which was $0.
3.    Reflects the impact of the March 18, 2025, amendment to Mr. Singh’s award described below.

CEO 2025 Award Amendment
The equity award granted to Mr. Singh on March 5, 2025, initially comprised 40% time-vesting RSUs and 60% PRSUs, with the time-vesting RSUs scheduled to vest in full on March 1, 2028. On March 18, 2025, the Compensation Committee amended the grant to rebalance the equity mix and revise the vesting schedule, more closely aligning the award with the Company’s peer group practices. Based on an analysis available at the time, on average, peer companies granted less than 50% of equity as performance vesting. The amended grant comprises 50% time-vesting RSUs, now vesting ratably in one-third increments consistent with the annual awards granted to our other NEOs as described below, and 50% PRSUs. As a result, Mr. Singh forfeited one PRSU and 14,562 units were no longer subject to performance vesting conditions and instead vest ratably in one-third increments.
2025 Time-Based RSU Awards
Time-vesting RSUs granted to our NEOs pursuant to the annual LTI program in 2025 vest ratably in one-third increments on each of March 1, 2026, March 1, 2027, and March 1, 2028, subject to the NEOs’ continued employment through the applicable vesting dates.
CEO 2025 PRSU Award
To closely align our CEO’s compensation with the interests of our shareholders and the Company’s business strategy, 50% of the CEO’s 2025 LTI award was PRSUs. The PRSUs are eligible to vest subject to the achievement of the performance targets, including the percentage of achievement, applicable to the performance period beginning January 1, 2025, and ending on December 31, 2027. The earned PRSUs, if any, will vest on the first day of the last month of the fiscal quarter in which performance is certified following the end of the performance period. PRSUs are earned based on our relative TSR compared to the Information Technology sector of the Russell 2000 Index companies, requiring continued TSR success over short- and long-term measurement periods. Consistent with prevailing market practice (according to FW Cook), the award does not include a cap on payouts at target in the event the Company’s absolute TSR is negative over the performance period, nor does it require above-median performance for a target payout, because the Compensation Committee does not believe that using award provisions that are inconsistent with peer and broader market practices would create a fair opportunity or be appropriately retentive.

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TSR for purposes of the 2025 PRSU award is calculated using (i) the average closing stock price of the Company’s common stock and each company in the TSR comparison group over the 60 trading days ending January 1, 2025, as the beginning average share price, and (ii) the average closing stock price of the Company’s common stock and each company in the TSR comparison group over the 60 trading days ending December 31, 2027, as the ending average share price. To the extent dividends are paid by PAR or a company in the TSR comparison group during the measurement period, that company’s cumulative TSR calculation assumes reinvestment of such dividends in additional shares of the issuing company’s common stock on the ex-dividend date.
The following table illustrates the relationship between relative TSR achievement and the percentage of shares eligible to be earned under the 2025 PRSUs. Results between threshold and target and target and maximum performance will be linearly interpolated.

Performance Level	Relative TSR Ranking	Percentage of Target PRSUs Earned

Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	200%
Achievement of Tranche 2 of the 2024 PRSU Award
The 2024 PRSUs granted to the CEO are eligible to vest in tranches over a three-year overall performance period containing three equally weighted one-year, two-year, and three-year measurement periods beginning on January 1, 2024, and ending on each of December 31, 2024, December 31, 2025, and December 31, 2026. The second performance period of the 2024 PRSUs ended on December 31, 2025. The 2024 PRSUs are earned based on our relative TSR compared to the Information Technology sector of the Russell 2000 Index companies, requiring continued TSR success over short- and long-term measurement periods.
TSR for purposes of the 2024 PRSU award is calculated using (i) the average closing stock price of the Company’s common stock and each company in the TSR comparison group over the 20 trading days ending January 1, 2024, as the beginning average share price, and (ii) the average closing stock price of the Company’s common stock and each company in the TSR comparison group over the 20 trading days ending December 31 of the end of the applicable measurement period as the ending average share price. To the extent dividends are paid by a company in the peer group during the measurement period, that company’s cumulative TSR calculation assumes reinvestment of such dividends in additional shares of the issuing company’s common stock on the ex-dividend date.
The Compensation Committee determined that the Company achieved a relative TSR rank in the 38th percentile, resulting in a 76% of target earnout for the second tranche of the 2024 PRSUs, or 25,054 PRSUs, which vested upon the Compensation Committee’s certification of performance.
Achievement of Tranche 3 of the 2023 PRSU Award
The 2023 PRSUs granted to the CEO contained the same structure as the 2024 PRSUs described above and the third performance period of the 2023 PRSUs also ended on December 31, 2025, with the performance period beginning on January 1, 2023. The Compensation Committee determined that the Company achieved a relative TSR rank in the 64th percentile, resulting in 155% of target earnout for the third tranche of the 2023 PRSUs, or 56,161 PRSUs, which vested upon the Compensation Committee’s certification of performance.

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Benefits
Our NEOs are eligible to participate in the same benefit plan programs as all other Company employees, including: medical insurance; dental insurance; vision insurance; group life insurance; employee assistance program, voluntary benefits; short-term disability coverage; long-term disability coverage; wellness program; the Company’s 401(k) retirement plan (“retirement plan”); and our employee stock purchase plan.
Our retirement plan allows U.S. employees that meet eligibility requirements to contribute pre-tax (401(k)), post-tax (Roth 401(k)), and after-tax earnings up to the applicable plan and annual IRS limits. The Company matches 50% of each participating eligible employee’s annual contributions to the retirement plan, up to 6% of such employee’s compensation for such fiscal year. Company matching contributions are subject to a three-year vesting period. The retirement plan also has a deferred profit-sharing component. Contributions to the profit-sharing component of the retirement plan are made at the discretion of the Board. No profit-sharing contributions were made to the plan in 2025.
Employment Agreements
Mr. Singh’s Employment Agreement
We have an amended and restated employment letter with Mr. Singh (as amended, the “Singh Employment Letter”) that set forth the terms of his employment, including initial base salary, eligibility for short- and long-term incentive compensation, severance entitlements (described further in Potential Payments Upon Termination or Change of Control below), and certain restrictive covenants. Additionally, the Singh Employment Letter provides for a Company-paid long-term disability (“LTD”) policy payable in the amount of 60% of his base salary, which payment is reduced by payments made to Mr. Singh under the Company’s LTD plan, and a Company-paid life insurance policy in the amount of $5,000,000. In March 2024, we entered into an amendment to the Singh Employment Letter which discontinued our payments for life insurance policy premiums and decreased our payment of his annual physical and medical examination from $15,000 to $2,000. In December 2025, we entered into an amendment to the Singh Employment Letter pursuant to which the definition of “Change of Control Protection Period” was changed to a period beginning the third month immediately before and ending the 21st month immediately following the effective date of a Change of Control (as defined in the Singh Employment Letter).
Mr. Menar’s Employment Agreement
On February 25, 2026, we entered into an employment offer letter with Mr. Menar (the "Menar Employment Letter") that sets forth the terms of his continued service as Chief Financial Officer, including base salary, eligibility for short- and long-term incentive compensation, and certain restrictive covenants. Pursuant to the Menar Employment Letter, Mr. Menar’s annual base salary is $450,000, he is eligible to earn an annual STI bonus equal to 65% of his then base salary, subject to the achievement of annual performance goals established by the Compensation Committee, and Mr. Menar will participate in the Company’s LTI program, pursuant to which he will be granted LTI awards for the fiscal year ending December 31, 2026, representing a total grant date value of $1,800,000. Upon a Change of Control (as such term is defined in the Menar Employment Letter), Mr. Menar’s unvested performance-vesting awards shall convert to unvested time-vesting equity awards based on actual performance achievement. If the Company terminates Mr. Menar's employment without Cause (as such term is defined in the Menar Employment Letter) during the period beginning three months before and ending 18 months after a Change of Control, subject to a release of claims, the Company will pay Mr. Menar: (i) any earned but unpaid STI bonus for the prior fiscal year; (ii) his annual STI bonus for the fiscal year in which his employment is terminated; (iii) continued payment of his annual base salary for 18 months; (iv) 100% vesting of his time-vesting equity awards and, in the case of the vested portion of any stock options, such vested portion may be exercised at any time within three months following the termination date of his employment; and (v) continued health coverage pursuant to COBRA for up to 18 months (collectively, the “Menar Double Trigger Provisions”). See Potential Payments Upon Termination or Change of Control below for additional information.

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Ms. King’s Employment Agreement
We entered into an employment offer letter, dated February 25, 2026 (the "King Employment Letter"), with Ms. King that sets forth the terms of her continued service as Chief Legal Officer and Corporate Secretary, including base salary, eligibility for short- and long-term incentive compensation, and certain restrictive covenants. Pursuant to the King Employment Letter, Ms. King’s annual base salary is $450,000, she is eligible to earn an annual STI bonus equal to 50% of her then base salary, subject to the achievement of annual performance goals established by the Compensation Committee, and Ms. King will participate in the Company’s long-term incentive program, pursuant to which she will be granted LTI awards for the fiscal year ending December 31, 2026, representing a total grant date value of $1,500,000. Upon a Change of Control (as such term is defined in the King Employment Letter), Ms. King’s unvested performance-vesting awards shall convert to unvested time-vesting equity awards based on actual performance achievement. If the Company terminates Ms. King's employment without Cause (as such term is defined in the King Employment Letter) during the period beginning three months before and ending 18 months after a Change of Control, subject to a release of claims, the Company will pay Ms. King: (i) any earned but unpaid STI bonus for the prior fiscal year; (ii) her annual STI bonus for the fiscal year in which her employment is terminated; (iii) continued payment of her annual base salary for 18 months; (iv) 100% vesting of her time-vesting equity awards and, in the case of the vested portion of any stock options, such vested portion may be exercised at any time within three months following the termination date of her employment; and (v) continued health coverage pursuant to COBRA for up to 18 months (collectively, the “King Double Trigger Provisions”). See Potential Payments Upon Termination or Change of Control below for additional information.
Deferred Compensation Plan
While we do sponsor a non-qualified deferred compensation plan for a select group of highly compensated employees, no NEOs participate in the plan.
Other Compensation-Related Policies
Clawback and Forfeiture Policy
Our Clawback and Forfeiture Policy provides for the recoupment of erroneously awarded cash and equity incentive compensation paid to the Company’s executive officers, including the NEOs, Section 16 officers, and any other officers designated by the Board (collectively, “covered officers”), in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. The Clawback and Forfeiture Policy is intended to comply with, and shall be interpreted and administered consistent with, Rule 10D-1 of the Exchange Act and NYSE 303A.14. Further, the Clawback and Forfeiture Policy permits the Compensation Committee to recover time-based and performance-based incentive compensation in the event a covered officer engages in injurious conduct, including gross or intentional misconduct, embezzlement, theft, fraud or a breach of a fiduciary duty, including in connection with a restatement.
Stock Ownership Guidelines
To strengthen the alignment of our executive officers’ interests with those of our shareholders, the Company has established stock ownership guidelines mandating that executive officers (including our NEOs) and other officers identified by the Compensation Committee own an amount of the Company’s common stock valued as a multiple of his or her annual base salary, as outlined in the table below, within five years of becoming subject to the guidelines.

Position	Guideline

CEO	6x Base Salary
Other Officers	1x Base Salary

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The Compensation Committee assesses the stock ownership of officers on an annual basis. Until the officer satisfies the applicable guideline, the officer must retain at least 50% of the net after tax shares of stock acquired upon the vesting of any incentive equity awards granted by the Company. The stock ownership guidelines treat each of the following as shares owned by the officer for purposes of determining compliance: (1) vested shares of restricted stock and shares issued upon the vesting of time-vesting restricted stock units and upon the vesting of performance share units; (2) unvested shares of restricted stock and shares of stock issuable with respect to unvested time-vesting restricted stock units; and (3) shares held through any Company-sponsored plan. The stock ownership guidelines exclude unexercised stock options and unvested PRSUs for purposes of determining compliance. Each NEO who was employed as of the last measurement date had achieved compliance with the necessary ownership requirement.
Equity Grant Timing
We maintain an Equity Grant Policy which was amended in October 2024. Under the Equity Grant Policy, unless otherwise approved by the Board, annual equity awards and out-of-cycle equity awards to employees, including to our NEOs, are granted on the second full NYSE trading day following the Company’s filing of its annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, following the date of approval of such awards. Annual equity awards to non-employee directors are granted after the annual meeting of shareholders unless such meeting is not during an open trading window, in which case they will be granted on the second full NYSE trading day following the Company’s filing of its next annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, under the Equity Grant Policy, as amended. During 2025, the Compensation Committee did not take into account any material nonpublic information when determining the terms of equity incentive awards. During 2025, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation, and we did not grant any stock options or stock appreciation rights to our NEOs.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K of PAR Technology Corporation for the fiscal year ended on December 31, 2025.
Compensation Committee
Linda M. Crawford (Chair)
Cynthia A. Russo
Narinder Singh
James C. Stoffel

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Executive
Compensation Tables
Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for the years ended December 31, 2025, 2024, and 2023 by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Savneet Singh CEO and President	2025	645,000	—	12,875,702	—	615,034	29,042	14,164,778
	2024	620,000	—	13,841,184	—	933,910	19,416	15,414,510
	2023	620,000	—	8,555,929	—	463,140	26,500	9,665,569
Bryan A. Menar Chief Financial Officer	2025	432,640	—	1,499,948	—	268,139	11,742	2,212,469
	2024	416,000	—	999,972	—	407,078	11,160	1,834,210
	2023	412,923	—	599,985	—	217,942	10,710	1,241,560
Cathy A. King Chief Legal Officer and Corporate Secretary	2025	432,640	—	1,499,948	—	237,200	14,064	2,183,852
	2024	416,000	—	799,978	—	313,137	13,914	1,543,029
	2023	412,923	—	599,985	—	167,648	13,464	1,194,020
1.Amounts shown represent, as applicable, the grant date fair values computed in accordance with FASB ASC Topic 718 of (i) time-vesting RSUs calculated based on the $64.55 closing price of our common stock on March 5, 2025, and (ii) PRSUs calculated using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $64.55, (b) simulation term of 2.82 years, (c) volatility of 49.57% (d) a dividend yield of 0.00%, and (e) a risk free investment rate of 3.97%. If maximum performance were assumed, the PRSUs granted to Mr. Singh in 2025 would have had a value of $18,231,459.
2.Amounts shown for 2025 represent the STI bonuses earned for 2025 by our NEOs. See “Compensation Discussion and Analysis—2025 Executive Compensation Program—Short-Term Incentive Compensation” for additional information about the STI bonuses for 2025.
3.Amounts shown for 2025 represent 401(k) employer matching contributions ($10,500 – Mr. Singh, $10,500 – Mr. Menar, and $10,500 – Ms. King), the Company’s payment of premiums on term life insurance ($540 - Mr. Singh, $1,242 – Mr. Menar, and $3,564 - Ms. King), the Company’s payment of premiums on supplemental LTD insurance for Mr. Singh in the amount of $7,266, company car benefits for Mr. Singh of $7,736, and the company paid executive physical for Mr. Singh of $3,000. Amounts shown for 2024 and 2023 include the Company’s payment of premiums on supplemental LTD insurance for Mr. Singh of $7,588 and $7,941, respectively, which were inadvertently excluded in prior years.

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Grants of Plan-Based Awards
The following table provides information regarding the grant of plan-based awards to our NEOs in 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Savneet Singh			322,500	645,000	1,290,000	—	—	—	—	—	—	—
	3/5/25(4)	2/7/25	—	—	—	—	—	—	58,249	—	—	3,759,973
	3/5/25(5)	2/7/25	—	—	—	43,687	87,374	174,748	—	—	—	9,115,729
Bryan A. Menar			140,608	281,216	562,432	—	—	—	—	—	—	—
	3/5/25	2/7/25	—	—	—	—	—	—	23,237	—	—	1,499,948
Cathy A. King			108,160	216,320	432,640	—	—	—	—	—	—	—
	3/5/25	2/7/25	—	—	—	—	—	—	23,237	—	—	1,499,948
1.Reflects NEOs’ 2025 STI awards. The threshold and maximum payouts for 2025 were 50% and 200% of the target award, respectively, if the corresponding performance goals are achieved, without giving effect to individual performance modifiers, if any.
2.Represents time-vesting RSUs that vest ratably in one-third increments on March 1, 2026, March 1, 2027, and March 1, 2028, subject to continued employment through the applicable vesting dates.
3.Amounts reflect the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for tax withholding purposes. For each NEO, the grant date fair value of time-vesting RSUs reflects the market value of the shares underlying each time-vesting RSU award based on the $64.55 closing price of our common stock on March 5, 2025. For a description of the fair market value calculation for PRSUs, see footnote 1 in the Summary Compensation Table above.
4.The RSUs granted to Mr. Singh on March 5, 2025, were initially scheduled to vest 100% on March 1, 2028. On March 18, 2025, the RSUs were amended to change the vesting to ratable vesting in one-third increments on March 1, 2026, March 1, 2027, and March 1, 2028, as described in footnote 2 above, which did not result in an increase of incremental value as computed in accordance with FASB ASC Topic 718.
5.Represents PRSUs granted to Mr. Singh that are eligible to vest based on the extent of achievement of performance targets for the performance period beginning January 1, 2025 and ending December 31, 2027(as discussed above in “Compensation Discussion and Analysis—2025 Executive Compensation Program—Long-Term Incentive Compensation”) and subject to Mr. Singh’s continued service. On March 18, 2025, the PRSUs were amended such that Mr. Singh forfeited one PRSU and 14,562 of the units subject to the award were no longer subject to the performance condition and instead vest as described in footnote 2.

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Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding stock options, RSUs and PRSUs held by our NEOs as of December 31, 2025.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Savneet Singh	575,000	—	12.64	03/17/30	56,163(2)	2,037,594	—	—
	—	—	—	—	25,053(3)	918,944	65,724(4)	2,384,467
	—	—	—	—	—	—	145,622(5)	5,283,166
	—	—	—	—	24,195(6)	877,795	—	—
	—	—	—	—	43,816(7)	1,589,644	—	—
	—	—	—	—	61,282(8)	2,223,311	—	—
	—	—	—	—	72,811(9)	2,641,583	—	—
Bryan A. Menar	6,500	—	8.82	12/08/27	5,584(10)	202,588	—	—
	3,188	—	22.18	08/13/28	15,214(7)	551,964	—	—
	5,382	—	24.87	08/08/29	23,237(9)	843,038	—	—
Cathy A. King	20,000	—	5.12	07/29/26	5,584(10)	202,588	—	—
	3,188	—	22.18	08/13/28	12,171(7)	441,564	—	—
	5,382	—	24.87	08/08/29	23,237(9)	843,038	—	—
	960	—	35.17	08/11/30	—	—	—	—
1.Amounts reflect the market value of the shares based on the closing price of our common stock on December 31, 2025 ($36.28).
2.A portion of the PRSUs granted on May 15, 2023, which were eligible to vest based on relative TSR performance during the third performance period of such award from January 1, 2023, through December 31, 2025. These PRSUs vested on March 1, 2026, following certification of performance for such period.
3.A portion of the PRSUs granted on February 29, 2024, which were eligible to vest based on relative TSR performance during the second performance period of such award from January 1, 2024, through December 31, 2025. These PRSUs vested on March 1, 2026, following certification of performance for such period.
4.A portion of the PRSUs granted on February 29, 2024 (based on maximum performance), which are eligible to vest based on relative TSR performance during the third performance period of such award from January 1, 2024, through December 31, 2026. The earned PRSUs, if any, will vest on the first day of the last month of the fiscal quarter in which performance is certified following the end of the performance period.

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5.The PRSUs granted on March 5, 2025 (based on maximum performance), which are eligible to vest based on relative TSR performance during the performance period of such award from January 1, 2025, through December 31, 2027. The earned PRSUs, if any, will vest on the first day of the last month of the fiscal quarter in which performance is certified following the end of the performance period.
6.Time-vesting RSUs granted on May 15, 2023. The RSUs vested ratably in one-third increments on March 1, 2024, March 1, 2025, and March 1, 2026, subject to continued employment through the applicable vesting dates.
7.Time-vesting RSUs granted on February 29, 2024. The RSUs vest ratably in one-third increments on March 1, 2025, March 1, 2026, and March 1, 2027, subject to continued employment through the applicable vesting dates.
8.Time-vesting RSUs granted on December 30, 2024. The RSUs vest 15% on each of January 1, 2026 and January 1, 2027, and 70% on January 1, 2028, subject to continued employment through the applicable vesting dates.
9.Time-vesting RSUs granted on March 5, 2025. The RSUs vest ratably in one-third increments on March 1, 2026, March 1, 2027, and March 1, 2028, subject to continued employment through the applicable vesting dates.
10.Time-vesting RSUs granted on March 3, 2023. The RSUs vest ratably on March 1, 2024, March 1, 2025, and March 1, 2026, subject to continued employment through the applicable vesting dates.

Option Exercises and Stock Vested
The following table provides information regarding options exercised and RSUs and PRSUs that vested during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Savneet Singh	—	—	191,075	13,128,763
Bryan A. Menar	19,500	792,320	17,263	1,186,141
Cathy A. King	—	—	16,176	1,111,453
1.Amounts reflect the market value of the shares based on the closing price of our common stock on the date of exercise, less the applicable exercise price, excluding the effect of any shares withheld for tax withholding purposes.
2.Amounts reflect the market value of the shares based on the closing price of our common stock on the date of vesting, excluding the effect of any shares withheld for tax withholding purposes.

PAR Technology Corporation	47	2026 Proxy Statement

Potential Payments Upon Termination or Change of Control
The amounts in the following table generally estimate potential payments that would have been paid if an NEO’s employment terminated or a change of control occurred effective December 31, 2025, under each of the circumstances specified below.

Name	Cash Payment ($)	Continuation of Medical/Welfare Benefit ($) (1)	Acceleration and Continuation of Equity Awards ($)(2)	Total Termination Benefits ($)

Savneet Singh(3)
Voluntary Termination or Resignation Without Good Reason	12,404	—	—	12,404
Without Cause or For Good Reason(4)	1,433,688	43,215	9,033,756	10,510,659
Without Cause or For Good Reason During Change of Control Protection Period(5)	1,619,746	51,858	11,754,393	13,425,997
Death or Disability(6)(7)	1,177,054	—	7,729,920	8,906,974
Bryan A. Menar(8)
Voluntary Termination or Resignation Without Good Reason	8,320	—	—	8,320
Without Cause or For Good Reason	8,320	—	—	8,320
Without Cause During Change of Control Protection Period(9)	8,320	—	1,597,590	1,605,910
Death(6)(10)(11)	1,276,459	—	1,597,590	2,874,049
Cathy A. King(12)
Voluntary Termination or Resignation Without Good Reason	8,320	—	—	8,320
Without Cause or For Good Reason	8,320	—	—	8,320
Without Cause During Change of Control Protection Period(13)	8,320	—	1,487,190	1,495,510
Death(6)(13)(14)	745,520	—	1,487,190	2,232,710
1.Amounts reflect the present value of continued medical and welfare benefit plan participation based on rates as of January 1, 2026.
2.Amounts reflect the market value of the shares underlying equity awards based on the closing price of our common stock on December 31, 2025 ($36.28).
3.Mr. Singh’s potential termination payments are based on the Singh Employment Letter. Upon termination of his employment for any reason, Mr. Singh would receive his accrued but unpaid base salary, accrued but unused vacation ($12,404), unreimbursed business expenses and nonforfeitable benefits under the terms of any welfare benefit plan or retirement benefit plan maintained by the Company. With the exception of a voluntary termination or resignation without good reason, Mr. Singh would receive the cash value of his STI payment for 2025 totaling $615,034. Any COBRA continuation of medical/welfare benefits for Mr. Singh includes the full value of medical, dental, and vision insurance (estimated at $2,881 per month).

PAR Technology Corporation	48	2026 Proxy Statement

4.Upon a termination without cause or for good reason, Mr. Singh would receive 15 months of base salary severance; his earned, but unpaid STI bonus for 2025; and 15 months of COBRA continuation. In addition, Mr. Singh’s unvested RSUs would vest as if he remained employed for 15 months following termination, and his PRSUs that would have vested if he remained employed for 15 months following termination would remain eligible to vest based on the actual level of achievement during the performance period in which his employment was terminated. Payment of separation payments to Mr. Singh is subject to the Company’s receipt of a fully executed and effective release, continued compliance with their respective non-disclosure agreements and any post-employment covenants set forth in the Singh Employment Letter.
5.Upon a termination without cause or for good reason during the change of control protection period (from the three months before to 21 months following the change in control), Mr. Singh would receive 18 months of severance; his earned, but unpaid STI bonus for 2025, and 18 months of COBRA continuation. In addition, Mr. Singh’s unvested time-vesting RSUs would fully vest and Mr. Singh’s PRSUs (which would have converted into time-vesting RSUs upon the change in control based on the greater of: (i) performance achievement at target or (ii) actual performance as calculated immediately prior to the change of control or, if greater, (iii) as otherwise determined by the Board) would vest. The value of PRSUs for which achievement is determinable as of the date of this proxy statement is based on the greater of (a) performance achievement at target or (b) actual performance as calculated immediately prior to the change of control. The value of PRSUs for which achievement is not determinable as of the date of this proxy statement is based on performance achievement at target.
6.Our NEOs are insured for basic life insurance (premiums paid by the Company) in the amount of $500,000, which is the policy maximum.
7.Upon termination due to death or disability, Mr. Singh’s unvested time-vesting RSUs would vest on a prorated basis and a prorated portion of his PRSUs would remain eligible to vest based on actual performance. The cash payment value excludes the value of the supplemental LTD policy for Mr. Singh. As of December 31, 2025, the supplemental policy provided that, upon becoming disabled, Mr. Singh would be entitled to receive, after a 180-day waiting period, a benefit of $26,000 per month for up to 60 months, and an additional lump sum of $4,145,000 at the conclusion of the 60-month period.
8.Upon termination of his employment for any reason, Mr. Menar would receive his accrued but unpaid base salary, accrued but unused vacation ($8,320), unreimbursed business expenses and nonforfeitable benefits under the terms of any welfare benefit plan or retirement benefit plan maintained by the Company. Mr. Menar’s potential payments upon termination for acceleration and continuation of equity awards are based on the terms of the grant agreements covering his equity awards outstanding at termination.
9. Upon a termination without cause during a change of control protection period, a portion of Mr. Menar’s unvested time vesting restricted stock units would fully vest. However, after December 31, 2025, the Company and Mr. Menar entered into the Menar Employment Letter, which included the Menar Double Trigger Provisions. If the Menar Double Trigger Provisions had been in effect on December 31, 2025, upon a termination without cause or for good reason during the change of control protection period (from the three months before to 18 months following the change in control), Mr. Menar would receive: 18 months of severance ($648,960), any earned but unpaid STI for 2025 ($268,139); 100% vesting of his time-vesting equity awards ($1,597,590); and 18 months of COBRA continuation ($51,858). Although Mr. Menar had no performance-vesting awards as of December 31, 2025, the Menar Employment Letter now provides that any such awards shall convert to unvested time-vesting equity awards based on actual performance achievement upon a change of control.
10.Mr. Menar is insured for supplemental life insurance (premiums paid by himself) in the amount of $500,000.
11.Upon a termination due to death, Mr. Menar’s unvested time-vesting RSUs would fully vest.
12.Upon termination of her employment for any reason, Ms. King would receive her accrued but unpaid base salary, accrued but unused vacation ($8,320), unreimbursed business expenses and nonforfeitable benefits under the terms of any welfare benefit plan or retirement benefit plan maintained by the Company. Ms. King’s potential payments upon termination are based on the terms of the grant agreements covering her equity awards outstanding at termination.
13.Upon a termination without cause during a change of control protection period, a portion of Ms. King’s unvested time vesting restricted stock units would fully vest. However, after December 31, 2025, the Company and Ms. King entered into the King Employment Letter, which included the King Double Trigger Provisions. If the King Double Trigger Provisions had been in effect on December 31, 2025, upon a termination without cause or for good reason during the change of control protection period (from the three months before to 18 months following the change in control), Ms. King would receive: 18 months of severance ($648,960), any earned but unpaid STI for 2025 ($237,200); 100% vesting of her time-vesting equity awards $1,487,190; and 18 months of COBRA continuation ($37,296). Although Ms. King had no performance-vesting awards as of December 31, 2025, the King Employment Letter now provides that any such awards shall convert to unvested time-vesting equity awards based on actual performance achievement upon a change of control.
14.Upon a termination due to death, Ms. King’s unvested time-vesting RSUs would fully vest.

PAR Technology Corporation	49	2026 Proxy Statement

CEO Pay Ratio
As set forth in the Summary Compensation Table, our CEO’s annual total compensation for 2025 was $14,164,778. Our median employee’s annual total compensation for 2025 was $91,058 resulting in a CEO pay ratio of 156:1.
For purposes of determining the 2025 CEO pay ratio, our median employee for 2025 was identified using the following methodology and material assumptions, adjustments, and estimates:
•We identified the individuals employed by the Company and its consolidated subsidiaries as of December 31, 2025, including full-time, part-time, seasonal and temporary workers for a total of 1,858 employees (excluding the CEO).
•As permitted by the SEC rules, we excluded 29 employees located outside the United States from the 1,858 total employees. The countries in which such excluded employees are located are Japan (4 employees), Poland (6 employees), Spain (7 employees), United Arab Emirates (6 employees), and United Kingdom (6 employees).
•We annualized compensation for employees who were employed for less than the full fiscal year 2025.
•We reviewed the Company’s payroll records and ranked all included Company employees high to low based on their IRS Form W–2 Box 5 compensation (or country equivalent wages) as of December 31, 2025. For employees receiving their compensation in a currency other than USD, we converted their compensation into USD using the exchange rate as of December 31, 2025.
•We calculated the annual total compensation of our median employee for 2025 using the same rules that apply to reporting the annual total compensation of our NEOs, including our CEO, in the Summary Compensation Table.
The CEO pay ratio information is being provided for the purposes of compliance with the pay ratio disclosure requirement and is intended to be a reasonable estimate calculated in a manner consistent with the SEC rules. Neither the Company’s Compensation Committee nor the Company’s management used the CEO pay ratio in making compensation recommendations or decisions.
Given the different methodologies that various public companies use to determine their estimates of pay ratio, including the different assumptions, exclusions, estimates and methodologies allowed under the SEC rules, and differing employment and compensation practices among companies, our reported pay ratio may not be comparable to the pay ratio reported by other companies.

PAR Technology Corporation	50	2026 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to Compensation Discussion and Analysis above.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for the PEO ($)(1)(2)	Compensation Actually Paid to the PEO ($)(3)	Average Summary Compensation Table Total for the Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to the Non-PEO NEOs ($)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (Loss) ($ in thousands)(6)	Non-GAAP Adjusted EBITDA ($ in thousands)(7)

2025	14,164,778	(8,552,462)	2,195,641	771,050	57.78	123.49	(84,461)	22,967
2024	15,414,510	30,912,398	1,101,159	978,020	236.40	162.79	(4,987)	(6,350)
2023	9,665,569	15,192,603	1,310,110	1,858,109	141.64	131.92	(69,752)	(25,783)
2022	2,155,099	(7,771,695)	1,347,796	649,506	84.81	103.62	(69,319)	(18,845)
2021	1,124,454	1,928,070	516,345	1,617,502	171.67	162.45	(75,799)	(17,793)
1.Savneet Singh served as the principal executive officer (“PEO”) of the Company for 2021, 2022, 2023, 2024, and 2025. Amounts shown for 2024 and 2023 include the Company’s payment of premiums on supplemental long-term disability insurance for Mr. Singh of $7,588 and $7,941, respectively, which were inadvertently excluded in prior years.
2.The dollar amounts reported as total compensation for the Company’s PEO and the average of the amounts reported for the Company’s other NEOs as a group (excluding the PEO) for each corresponding year are the amounts reported in the “Total” column of the Summary Compensation Table, except with respect to the adjustments provided for in footnote 1 above. Refer to “Executive Compensation – Executive Compensation Tables – 2025 Summary Compensation Table” of this proxy statement and the Company’s proxy statements for 2021, 2022, 2023 and 2024. The names of each of the NEOs (excluding the PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Bryan A. Menar and Cathy A. King, (ii) for 2024, 2023, and 2022, Bryan A. Menar, Cathy A. King, Raju Malhotra, and Michael Nelson; and (iii) for 2021, Bryan A. Menar, Raju Malhotra, Michael Nelson, and Matthew R. Cicchinelli.
3.The dollar amounts reported as “compensation actually paid” to the PEO and the average amount reported as “compensation actually paid” to the NEOs as a group (excluding the PEO), are computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to such PEOs and NEOs during the applicable year. The valuation methodologies and assumptions used when calculating the equity values included in compensation actually paid are not materially different than those used when calculating the amounts included in the Summary Compensation Table. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total reported compensation and non-PEO NEOs’ average total reported compensation for each year to determine the compensation actually paid:

PAR Technology Corporation	51	2026 Proxy Statement

2025 Adjustments	PEO ($)	Average for Non-PEO NEOs ($)

Reported Summary Compensation Table Total	14,164,778	2,195,641
Less, Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(12,296,322)	(1,499,948)
Plus, Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	4,821,544	843,038
Plus (less), Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(14,485,805)	(701,472)
Plus, Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—
Plus (less), Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(756,657)	(66,209)
Less, Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—
Equals, Compensation Actually Paid	(8,552,462)	771,050
4.Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends on our common stock for the measurement period (if any), assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.
5.Represents the peer group TSR. The peer group used for this purpose is the Russell 2000 Technology Index.
6.The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
7.The dollar amounts reported represent the amount of adjusted EBITDA reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (see “Compensation Discussion and Analysis—2025 Executive Compensation Program—Short-Term Incentive Compensation” above for more information).
Description of Certain Relationships between Information Presented in the Pay Versus Performance Table
As described in more detail above in the Compensation Discussion and Analysis, our executive compensation programs reflect a variable pay-for-performance philosophy. While we use multiple performance measures to align executive compensation with our performance, all of those performance measures are not presented in the Pay Versus Performance table. Moreover, we generally seek to incentivize long-term term performance and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with the SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
Compensation actually paid is significantly influenced by changes in our stock price and has thus varied from year to year. In particular, compensation actually paid in 2025 was heavily influenced by our stock price decreasing 50% from the beginning to the end of the year, which in turn had a meaningful negative impact on the value of our NEOs’ equity awards that year (including a decrease of the estimated earn out level of in-progress relative TSR PRSUs).

PAR Technology Corporation	52	2026 Proxy Statement

PAR & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2020
$60
$50
$40
$30
$20
$10
$0
$(10)
$(20)
$250
$200
$150
$100
$50
$0
$171.67
$162.45
$1.93
$1.62
$103.62
$84.81
$0.65
$(7.77)
$141.64
$131.92
$15.19
$1.86
$236.40
$30.91
$162.79
$0.98
$123.49
$0.77
$57.78
$(8.55)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP
Average Non-PEO NEO CAP ($M)
PAR TSR
Russell 2000 Technology Index TSR

PAR Technology Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$60
$50
$40
$30
$20
$10
$0
$(10)
$(20)
$10
$0
$(10)
$(20)
$(30)
$(40)
$(50)
$(60)
$(70)
$(80)
$(90)
$1.93
$1.62
$0.65
$15.19
$1.86
$30.91
$0.98
$0.77
$(75.80)
$(69.32)
$(7.77)
$(69.75)
$(4.99)
$(8.55)
$(84.46)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP
Average Non-PEO NEO CAP ($M)
Net Income ($M)

PAR Technology Corporation	53	2026 Proxy Statement

PAR Technology Adjusted EBITDA vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Adjusted EBITDA ($M)
$60
$50
$40
$30
$20
$10
$0
$(10)
$(20)
$25
$20
$15
$10
$5
$0
$(5)
$(10)
$(15)
$(20)
$(25)
$(30)
$1.93
$1.62
$(17.79)
$(7.77)
$0.65
$(18.85)
$15.19
$1.86
$(25.78)
$30.91
$0.98
$(6.35)
$22.97
$(8.55)
$0.77
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP
Average Non-PEO NEO CAP ($M)
Adjusted EBITDA ($M)

Most Important Performance Measures
As described in greater detail in the Compensation Discussion and Analysis, our executive compensation programs reflect a variable pay-for-performance philosophy. The metrics that we use for both LTI and STI awards are selected with the goal of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures we used to link executive compensation actually paid to our NEOs for the most recently completed fiscal year to our performance are as follows:

Compensation Program	Most Important Financial Performance Measures

STI	Non-GAAP Adjusted EBITDA
Annual Recurring Revenue (ARR)
LTI	Total Shareholder Return (TSR)

The Compensation Committee believes that using Adjusted EBITDA and ARR as the financial performance measures to determine the STI bonuses of our executives reinforces their incentives to enhance the value of the Company in the short term, while using TSR to determine the LTI bonuses of our executives incentivizes the growth of shareholder value over time. In particular, the use of TSR for determining LTI bonuses is meant to incentivize increasing the long-term value of the Company while reflecting the considerable changes to its business as a result of its acquisitions and divestitures.

PAR Technology Corporation	54	2026 Proxy Statement

Proposal 2.
Approval of the Amended 2015 Equity Incentive Plan
The Board has unanimously approved and voted to recommend that you approve the Amended 2015 Equity Incentive Plan. Among other things, the Amended 2015 Equity Incentive Plan increases the number of shares of common stock available to be issued by 2,000,000 shares.
Purpose and Effect of the Amended 2015 Equity Incentive Plan
The Amended 2015 Equity Incentive Plan is substantially similar to the 2015 Equity Incentive Plan, except that the Amended 2015 Equity Incentive Plan:
•increases the number of shares of common stock available to be issued by 2,000,000 shares;
•extends the term of the plan for another ten years (i.e., until May 29, 2036);
•prohibits “liberal share recycling”;
•adjusts the non-employee director compensation limit to be an annual limit of $750,000 on the total compensation awarded to non-employee directors, with an annual limit of $1,000,000 in the year in which a non-employee director first joins the Board; and
•makes other clarifying changes and immaterial updates.
The Board believes that the Company’s ability to grant stock-based awards is important to its continuing ability to drive performance, align incentives with shareholder value, and improve retention. The existing 2015 Equity Incentive Plan was originally adopted by our Board and approved by our shareholders at our 2019 annual meeting of shareholders and, as currently in effect, authorizes 6,350,000 for issuance thereunder. As of April 8, 2026, the total number of shares of common stock available for future awards under the 2015 Equity Incentive Plan was 2,190,692. Based on estimated usage, the Compensation Committee anticipates depleting these shares as early as the end of 2026. In order to continue to have an appropriate capacity for stock-based awards to attract, motivate, and retain the talent required to successfully execute our business strategy, the Board believes that the additional 2,000,000 shares of common stock requested in the Amended 2015 Equity Incentive Plan will provide the Compensation Committee with sufficient shares for our equity compensation program for approximately one year, depending on the size of our workforce, including increases in our workforce as a result of acquisitions, the estimated range of our stock price, historical forfeiture rates, and other factors.
While adding 2,000,000 shares to the 2015 Equity Incentive Plan will increase the potential dilution to our current shareholders, our Board believes that our equity compensation programs are appropriately managed. As shown in the table below, as of April 8, 2026, fully diluted overhang, measured by dividing the sum of (1) shares of common stock reserved for future awards, (2) unexercised stock options outstanding, (3) unvested RSUs outstanding, and (4) unvested target PRSUs outstanding, by the sum of the numerator and the total number of shares of common stock outstanding, was approximately 8.4%. Potential fully diluted overhang as of April 8, 2026, inclusive of the additional 2,000,000 shares of common stock, would be approximately 12.3%.

PAR Technology Corporation	55	2026 Proxy Statement

	April 8, 2026	April 8, 2026 (with 2,000,000 additional shares)

Shares of common stock outstanding	41,246,199	41,246,199
Shares reserved for future awards under the 2015 Equity Incentive Plan	2,190,692	4,190,692
Unexercised stock options(1)	798,235	798,235
Unvested RSUs	672,785	672,785
Unvested PRSUs (at target)	105,673	105,673
Fully diluted shares of common stock outstanding	45,013,584	47,013,584
Total fully diluted overhang	8.4%	12.3%
1.     These options have a weighted average exercise price of $17.66 and weighted average remaining term of 4.7 years.

The Company’s three-year average annual burn rate as of December 31, 2025, is 2.2%.

	2023	2024	2025

Weighted average number of shares of common stock outstanding	27,551,788	34,155,040	40,473,129
Stock options granted	—	—	134,311
Restricted stock granted	—	—	—
RSUs granted	515,124	765,069	468,948
PRSUs granted (at target)	108,877	98,585	72,811
Total	624,001	863,654	676,070
Burn rate	2.3%	2.5%	1.7%
Three-year average burn rate of 2.2%

Our executive officers and non-employee directors have an interest in this proposal by virtue of their being eligible to receive awards under the 2015 Equity Incentive Plan and, if approved, the Amended 2015 Equity Incentive Plan.
Plan Summary
Set forth below is a summary of the principal provisions of the Amended 2015 Equity Incentive Plan, which are substantially similar to the 2015 Equity Incentive Plan as currently in effect, with notable changes described above. The summary is qualified in its entirety by reference to the text of the Amended 2015 Equity Incentive Plan, which is attached as Appendix A to this proxy statement.
Plan Term
The term of the Amended 2015 Equity Incentive Plan will begin on the date of shareholder approval. No awards may be granted under the Amended 2015 Equity Incentive Plan after May 29, 2036, but awards previously granted may extend

PAR Technology Corporation	56	2026 Proxy Statement

beyond that date unless terminated by the Board or Compensation Committee in accordance with the terms of those awards.
Eligible Participants
All employees, officers, directors, consultants and advisors of the Company are eligible to participate in the Amended 2015 Equity Incentive Plan. As of April 8, 2026, there were approximately 1,800 employees (including officers) and six (6) non-employee directors eligible to participate in the Amended 2015 Equity Incentive Plan. Although consultants and advisors are eligible to participate, we have not historically granted stock-based awards to consultants and advisors.
Total Shares Authorized
As of April 8, 2026, 2,190,692 shares of common stock remained available for future grants under the 2015 Equity Incentive Plan.
If shareholders approve the Amended 2015 Equity Incentive Plan, the total number of authorized shares will be 8,350,000, which total includes 1,569,926 shares subject to outstanding equity awards, and the total available share reserve will increase to 4,190,692 shares, less any new grants made after April 8, 2026.
Share Recycling Prohibition
The Amended 2015 Equity Incentive Plan prohibits liberal share recycling, which means the following shares of common stock cannot be added back to the share reserve: (1) shares of common stock tendered or withheld by the Company in payment of an option exercise price, (2) shares delivered or withheld by the Company to satisfy any tax withholding obligation, (3) shares covered by stock appreciation rights that were not issued upon the exercise of such stock appreciation rights, and (4) shares purchased on the open market using the cash proceeds from the exercise of an option.
Administration and Authority
The Board has broad authority to administer the Amended 2015 Equity Incentive Plan, which it may delegate to the Compensation Committee, which solely comprises independent directors. References hereafter in this Proposal to the Board apply equally to the Compensation Committee when the Board delegates its authority under the Amended 2015 Equity Incentive Plan. The Board has the authority to grant and amend awards and, subject to the express limitations of the Amended 2015 Equity Incentive Plan, the Board has the authority to (i) to construe and determine award agreements, awards and the Amended 2015 Equity Incentive Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Amended 2015 Equity Incentive Plan and any awards thereunder, (iii) to determine the terms and conditions of the awards, and (iv) to make all other determinations or certifications and take such other actions in the judgment of the Board are necessary or desirable for the administration and interpretation of the Amended 2015 Equity Incentive Plan.
Award Types
Stock options, restricted stock, and such other stock-based awards as the Board may determine, including securities convertible into our common stock, stock appreciation rights, phantom stock awards and restricted stock units. The Board may grant stock options that are incentive stock options (“ISOs”) or non-qualified stock options. Only employees may receive ISOs. No stock option can be exercised more than ten years from the date of grant.
Award Limits
Awards intended to qualify as incentive stock options may not become exercisable in any one calendar year for shares of common stock with an aggregate fair market value of more than $100,000. The Amended 2015 Equity Incentive Plan places an annual limit of $750,000 on the fair value of shares and cash compensation awarded to non-employee directors for service on the Board, with a limit of $1,000,000 for the year in which a non-employee director first joins the Board.
No Repricing
The Board may not reprice stock options or stock appreciation rights without shareholder approval.

PAR Technology Corporation	57	2026 Proxy Statement

Clawback, Recovery, and Recoupment
All awards are subject to clawback, recovery or recoupment in accordance with any compensation clawback, recovery, or recoupment policy adopted by the Board or otherwise required by applicable law, government regulation or stock exchange listing requirement and, in addition to any other remedies available under such policy and applicable law, government regulation or stock exchange listing requirement, may require the forfeiture and cancellation of outstanding awards and the recoupment of any gains realized with respect to any awards. The Board may impose any such clawback, recovery, or recoupment provisions in an award agreement as the Board determines necessary or appropriate.
Change in Control
In connection with a Change in Control as defined under the Amended 2015 Equity Incentive Plan, the Board may (1) make provision for continuation of an award, assumption of an award by the acquiring entity or by substitution of an award on an equitable basis for the shares subject to the award, (2) accelerate vesting of an award, or (3) exchange of an award for the right to participate in an equity or benefit plan of any successor corporation.
Acceleration
The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that such action may cause application of Section 280G and Section 4999 of the Internal Revenue Code of 1983, as amended (the “Code”) or disqualify all or part of an incentive stock option award.
Recapitalization
In the event of certain corporate transactions or changes in corporate capitalization, the Board or the Compensation Committee will make appropriate and proportionate adjustments to the terms of the Amended 2015 Equity Incentive Plan (e.g., the maximum number of shares available and individual limits) and outstanding awards.
Tax Withholding
The issuance of common stock in satisfaction of an award under the Amended 2015 Equity Incentive Plan is conditioned on the participant having made arrangements for the satisfaction of tax withholding obligations, which a participant may satisfy, by making a cash payment or authorizing withholding from the participant’s compensation, and subject to prior approval of the Company by (i) causing the Company to withhold shares of common stock from the payment of an award or (ii) by delivering to the Company shares of common stock already held by the participant.
Transferability
Awards granted under the Amended 2015 Equity Incentive Plan generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the participant, shall be exercisable only by the participant, except as the Board may otherwise provide.
Amendment/Termination
The Board has broad authority to amend, suspend or terminate the Amended 2015 Equity Incentive Plan, except where shareholder approval is required (i) by the rules of any securities exchange or inter-dealer quotation system on which the Company’s common stock is listed or traded or (ii) in order to continue to comply with applicable provisions of the Code and any regulations promulgated thereunder. Amendments may not materially adversely affect participants without the consent of the affected participants.

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Certain Federal Income Tax Consequences
The following discussion of the U.S. federal income tax consequences of awards under the Amended 2015 Equity Incentive Plan is based on present federal income tax laws and regulations as currently in effect and does not purport to be complete. Foreign, other federal, state and local taxes not described below may also apply.
Incentive Stock Options
If a stock option is an ISO, the employee does not realize income upon grant or exercise of the ISO, and no deduction is available to the Company at such times, but the difference between the value of the shares of stock purchased on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the employee’s alternative minimum tax. If the shares of stock purchased upon the exercise of an ISO are held by the employee for at least two years from the date of the grant and for at least one year after exercise, any resulting gain is taxed at long-term capital gains rates.
If the shares are disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the shares at the time of exercise and the exercise price of the ISO, is taxed at ordinary rates as compensation paid to the employee, and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a deduction for an equivalent amount. Any additional gain recognized from the disposition in excess of the fair market value of the shares at the time of exercise is treated as short- or long-term capital gain depending on how long the shares have been held.
Non-Qualified Stock Options
If a stock option is a non-qualified stock option (“NQSO”), the participant does not realize income at the time of grant of the NQSO, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise price and the fair market value of the shares of stock on the exercise date, and the Company is entitled to a deduction for such amount. Upon disposition, any appreciation or depreciation of the shares after the date of exercise will be treated as short- or long-term capital gain or loss depending on how long the shares have been held.
Stock Awards
Upon the grant of an award of restricted shares of stock, no income is realized by the participant (unless the participant makes an election under Section 83(b) of the Code), and the Company is not allowed a deduction at that time. When the restricted shares vest, the participant realizes ordinary income in an amount equal to the fair market value of the restricted shares at the time of vesting, and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time. Upon disposition, any appreciation or depreciation of the shares after the time of vesting will be treated as short- or long-term capital gain or loss depending on how long the shares have been held.
If a participant makes a timely election under Section 83(b) of the Code, then the participant recognizes ordinary income in an amount equal to the fair market value of the restricted shares at the time of grant (instead of the time of vesting), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time. Upon disposition, any appreciation or depreciation of the shares after the time of grant will be treated as short- or long-term capital gain or loss depending on how long the shares have been held.
Restricted Stock Units
The grant of a restricted stock unit will not result in taxable income to the participant. In general, at the time the restricted stock unit award is paid to the participant in the form of shares of Company stock, the participant will recognize ordinary income equal to the then-current fair market value of the Company stock and, subject to the limitations of Section 162(m) of the Code, the Company will be entitled to a corresponding tax deduction. Gains and losses realized by the participant

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upon disposition of any shares received upon payment of a stock-settled restricted stock unit will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of payment.
New Plan Benefits
We cannot determine the benefits or amounts that participants will receive and/or the number of shares of our common stock that will be granted under the Amended 2015 Equity Incentive Plan because the Compensation Committee, in its discretion, will determine the amount and form of grants to eligible participants in any year. As of April 8, 2026, the closing price of a share of our common stock was $12.68.
Historical Plan Benefits
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to awards that have been granted under the 2015 Equity Incentive Plan since it originally became effective through April 8, 2026.

Name and Position(1)	Number of shares subject to awards

Linda M. Crawford	8,110
Keith E. Pascal	17,259
Douglas G. Rauch	31,190
Cynthia A. Russo	51,450
Narinder Singh	17,019
James C. Stoffel	31,190
Savneet Singh, Chief Executive Officer and President(2)	1,641,489
Bryan A. Menar, Chief Financial Officer	137,656
Cathy A. King, Chief Legal Officer and Corporate Secretary	121,041
All current executive officers (5 persons)	2,027,716
All current non-employee directors (6 persons)	156,218
All employees, including all current officers who are not executive officers as a group	2,551,586
(1)     No awards have been granted under the 2015 Equity Incentive Plan to any associate (as defined in the rules promulgated under the Securities Act) of any of our directors (including director nominees) or executive officers, and, except for Savneet Singh, no person received 5% or more of the total awards granted under the 2015 Equity Incentive Plan since its inception.
(2)     Calculated assuming PRSUs at target.

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Equity Compensation Plan Information
The following table summarizes information about our compensation plans under which shares of our common stock are authorized for issuance as of December 31, 2025.

Plan Category	Shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Shares of common stock available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by the Company’s shareholders	1,888,395	$17.54	2,610,195(1)
Equity compensation plans not approved by the Company’s shareholders	—	—	—
Total(2)	1,888,385	$17.54	2,610,195
1.Reflects 267,130 shares available for issuance under the PAR Technology Corporation 2021 Employee Stock Purchase Plan and 2,343,065 shares available for issuance under the 2015 Equity Incentive Plan.
2.The table does not include 8,699 shares issuable upon exercise of outstanding options that were assumed by the Company in connection with the acquisition of Punchh Inc. in April 2021 (which have a weighted-average exercise price of $8.72).
Effectiveness and Vote Required
The Amended 2015 Equity Incentive Plan as set forth in Appendix A will become effective upon shareholder approval. If our shareholders do not approve the Amended 2015 Equity Incentive Plan, the 2015 Equity Incentive Plan will remain unchanged, and the number of shares authorized for issuance under the 2015 Equity Incentive Plan will not be increased and the other changes described above will not be made. If the Amended 2015 Equity Incentive Plan is approved, we anticipate filing a Registration Statement on Form S-8 to register the additional shares following the Annual Meeting.
Approval of the Amended 2015 Equity Incentive Plan requires the affirmative vote of a majority of votes cast on this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the Amended 2015 Equity Incentive Plan.

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Proposal 3.
Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (“Say-on-Pay Vote”)
The Board and our Compensation Committee are committed to strong corporate governance practices and to executive compensation programs that align the interests of our executives with those of our shareholders. We believe our compensation programs have been structured to align the interests of our executives with those of our shareholders, by balancing near-term results with long-term success, and to enable us to attract, retain, and reward our executive officers for delivering shareholder value. The compensation paid to our NEOs in 2025 is disclosed in the narrative discussion and compensation tables described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this proxy statement.
Vote Required
This proposal will be approved if a majority of the votes cast vote “For” this proposal. As an advisory vote in accordance with Section 14A of the Exchange Act, this proposal is not binding on the Company, the Board, or the Compensation Committee and failure to approve this proposal will have no effect. However, the Board and the Compensation Committee value the opinions expressed by our shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our NEOs.

The Board of Directors unanimously recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.
The next non-binding advisory vote regarding the compensation paid to our NEOs will be held at the 2027 annual meeting of shareholders.

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Proposal 4.
Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Its Fiscal Year Ending December 31, 2026
We are requesting your vote to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2026. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025.
Vote Required
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, requires the affirmative vote of a majority of votes cast on this proposal. Ratification of the selection of Deloitte & Touche LLP by shareholders is not required by the Bylaws or otherwise and will have no effect if not approved. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting because the Board considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Audit Committee on an important aspect of corporate governance and good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026.

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Principal Accounting Fees
and Services
The following table shows the fees billed for audit and other services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2025, and December 31, 2024:

	Fiscal Year Ended December 31,
Type of Fees	2025	2024

Audit Fees(1)	$1,298,550	$1,837,123
Tax Fees(2)	—	104,832
All Other Fees(3)	—	18,185
Total:	$1,298,550	$1,960,140
1.Audit Fees are fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s interim financial statements included in quarterly reports and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Includes fees related to consents issued for certain registration statements.
2.Tax Fees are fees for professional services provided in connection with tax-related compliance.
3.All Other Fees are fees associated with the preparation of the Scheme Booklet in relation to the Company’s acquisition of TASK Group Holdings Ltd.
All auditing services and permitted non-audit services, including the fees and terms thereof, performed by Deloitte & Touche LLP are pre-approved by the Audit Committee.
One or more representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will have the opportunity to make a statement, if they so desire, and be available to answer appropriate questions.

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2027 Annual Meeting
Shareholder Proposals
For a shareholder proposal under Rule 14a-8 to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices not later than December 17, 2026. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.
For a shareholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the shareholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary not more than 90 days nor less than 60 days before next year’s annual meeting. However, in the event the Company provides less than 70 days’ notice or prior public disclosure of the date of next year’s annual meeting, a shareholder’s proposal must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made.
Proposals should be addressed to our Corporate Secretary at PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413.

Director Nominations and Deadlines
Our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating shareholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws. To nominate a director for consideration at next year’s annual meeting (but not for inclusion in our annual proxy statement), the nomination must be received by the Corporate Secretary not more than 90 days nor less than 60 days before next year’s annual meeting. However, in the event the Company provides less than 70 days’ notice or prior public disclosure of the date of next year’s annual meeting, a shareholder’s nomination must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made.
In addition, to comply with SEC regulations under Rule 14a-19, the SEC’s universal proxy rule, if a shareholder intends to solicit proxies in support of director nominees submitted under our Bylaws for next year’s annual meeting, then we must receive proper written notice that sets forth all the information required by Rule 14a-19 by March 30, 2027 (or, if next year’s annual meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of next year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

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Director nominations and notices under Rule 14a-19 should be addressed to our Corporate Secretary at PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413.
By Order of the Board of Directors,

Cathy A. King
Corporate Secretary
April 16, 2026
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements thereto but not including exhibits, is available without charge upon written request to: PAR Technology Corporation, Attn: Investor Relations, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413.

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Appendix A
Amended 2015 Equity Incentive Plan

PAR Technology Corporation	A-1	2026 Proxy Statement

Second Amended and Restated
PAR Technology Corporation
2015 Equity incentive plan

1.Purpose and Eligibility. The purpose of this Second Amended and Restated 2015 Equity Incentive Plan (the “Plan”) of PAR Technology Corporation, a Delaware corporation (the “Company”), is to provide stock options, stock issuances and other equity interests in the Company (each, an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries. Any person to whom an Award has been granted under the Plan is called a “Participant”. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future Subsidiary. Additional definitions are contained in Section 10.
2.Administration.
a.Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards. The Board shall have authority, subject to the express limitations of the Plan, (i) to construe and determine the respective Award Agreements (defined below), Awards and the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan and any Awards, (iii) to determine the terms and conditions of the Awards, and (iv) to make all other determinations or certifications and take such other actions that, in the judgment of the Board, are necessary or desirable for the administration and interpretation of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry out the Plan or to effectuate any Award and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons. A Participant or other holder of an Award may contest a decision or action by the Board or other person exercising authority under the Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Board’s or such other person’s decision or action was arbitrary or capricious or was unlawful.
b.Appointment of Committee. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to the Compensation Committee of the Board (the “Committee”). All references in the Plan to the “Board” shall include the Committee to the extent that some or all of such powers have been delegated to the Committee.
c.Delegation to Executive Officers. To the extent permitted by applicable law, the Board or Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board or Committee may determine, provided that the Board or Committee shall fix the maximum number of Awards to be granted and the maximum number of shares of Common Stock issuable to any one Participant pursuant to Awards granted by such executive officers, and shall provide that no authorized executive officer may designate himself or herself or any Reporting Person (as defined below) as a recipient of any Award. Any actions taken by any executive officer of the Company pursuant to such delegation of authority shall be deemed to have been taken by the Board or the Committee, as applicable.
d.Applicability of Section Rule 16b-3. The Plan shall be administered in a manner consistent with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rules (“Rule 16b-3”), such that all Awards to Reporting Persons shall be exempt under such rule. Those provisions of the Plan that make express reference to Rule 16b-3 or are required in order for certain transactions to qualify for exemption under Rule 16b-3 shall apply only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).
3.Stock Available for Awards.
a.Number of Shares. Subject to adjustment under Section 3(d), the aggregate number of shares of Common Stock that may be issued under the Plan is 8,350,000; 100% of such shares of Common Stock may be issued as Incentive Stock Options. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Common Stock or treasury stock. Notwithstanding anything to the contrary contained herein: shares of Common Stock subject to a grant of Awards under the Plan shall not again be made available for issuance or delivery under the Plan if such shares of Common Stock are (a) shares of Common Stock tendered or withheld by the Company in payment of an Option exercise price, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, (c) shares covered by SARs that were not issued upon the exercise of such SARs, or (d) shares purchased on the open market using the cash proceeds from the exercise of an Option.

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b.Per-Participant Limit. Subject to adjustment under Section 3(d), no Participant may be granted Awards during any one fiscal year to purchase more than the number of shares of Common Stock that are authorized for issuance under the Plan.
c.Outside Director Awards. The aggregate dollar value of Awards (based on the grant date fair value of any such Awards) and cash compensation granted under the Plan or otherwise during any calendar year to any non-employee director of the Board (each an “Outside Director”) for service on the Board shall not exceed $750,000; provided, however, that in the calendar year in which an Outside Director first joins the Board or is first designated as an Outside Director for service on the Board, the aggregate dollar value of Awards and cash compensation granted to the Outside Director shall not exceed $1,000,000.
d.Adjustment to Stock. Subject to Section 7, in the event of a Capitalization Adjustment, the Board or Committee will appropriately and proportionately adjust (i) the number and class(es) of Stock available for Awards under the Plan and the per- Participant share limit; (ii) the class(es) and maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options; and (iii) the class(es) and number of shares of Stock or other property and value (including the price per share of Stock) subject to outstanding Awards. The Board or Committee will make such adjustments, and its determination will be final, binding and conclusive.
e.Substitute Awards. To the maximum extent permitted by applicable law and any securities exchange or NYSE rule, Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines (“Substitute Awards”) shall not be charged against the limitation provided for in Section 3(a). The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent the Board or Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards being assumed, substituted or exchanged. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by the acquired company’s stockholders and not adopted in contemplation of such acquisition or combination, such shares (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the same class of shares of the company party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination or to any employee who first commences employment with the Company or any Subsidiary after such acquisition or combination.
4.Stock Options.
a.General. The Board or Committee may grant options to purchase shares of Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the shares of Common Stock issued upon the exercise of each Option, including, but not limited to, vesting provisions, and restrictions relating to applicable federal or state securities laws. Each Option will be evidenced by a Stock Option Agreement (a “Stock Option Agreement”).
b.Incentive Stock Options. An Option that the Board or Committee intends to be an incentive stock option (an “Incentive Stock Option”) as defined in Section 422 of the Code (“Section 422”) shall be granted only to an employee of the Company or a Subsidiary and shall be subject to and shall be construed consistently with the requirements of Section 422 and regulations thereunder. Neither the Board, Committee nor the Company shall have any liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option” or “Non-Qualified Stock Option.”
c.Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to qualify as Incentive Stock Options shall not qualify as Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (determined as of the respective date or dates of grant) of more than $100,000. The amount of Incentive Stock Options which exceed such $100,000 limitation shall be deemed to be Non-Qualified Stock Options. For the purpose of this limitation, unless otherwise

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required by the Code or determined by the Board or Committee, Options shall be taken into account in the order granted, and the Board or Committee may designate that portion of any Incentive Stock Option that shall be treated as a Non-Qualified Stock Option in the event that the provisions of this paragraph apply to a portion of any Option. The designation described in the preceding sentence may be made at such time as the Board or Committee considers appropriate, including after the issuance of the Option or at the time of its exercise.
d.Exercise Price. The Board or Committee shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify the exercise price in the applicable Stock Option Agreement, provided, however, in no event may the per share exercise price be less than the Fair Market Value (as defined below) of the Common Stock on the date of grant. In the case of an Incentive Stock Option granted to a Participant who, on the date of grant, owns Common Stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the exercise price shall be not less than 110% of the Fair Market Value of the Common Stock on the date of grant.
e.Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board or Committee may specify in the applicable Stock Option Agreement, but no Option will be exercisable more than ten (10) years from the date of grant; provided, in the case of an Incentive Stock Option granted to a Participant who, on the date of grant, owns Common Stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the term of the Option shall be no longer than five (5) years from the date of grant.
f.Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(g) and the Stock Option Agreement for the number of shares of Common Stock for which the Option is exercised.
g.Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment as permitted by the Board or Committee in its sole and absolute discretion:
i.by cash or check payable to the order of the Company;
ii.only if the Common Stock is then publicly traded, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;
iii.by the delivery of shares of Common Stock owned by the Participant having a Fair Market Value on the date of exercise equal to the exercise price;
iv.by the surrender of shares of Common Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the exercise price; or
v.payment of such other lawful consideration as the Board may determine.
The Board or Committee shall determine in its sole and absolute discretion and subject to the securities laws and the Company’s insider trading policy whether to accept consideration other than cash.
a.Determination of Fair Market Value. For purposes of the Plan, “Fair Market Value” will be determined as follows: (i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) for a share of Common Stock on the date of grant; or (ii) if the Company Stock does not trade on any such exchange, the average of the closing bid and asked prices for a share of Common Stock on the date of grant as reported by an over-the-counter marketplace designated by the Board; or (iii) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value of a share of Common Stock for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals). For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as applicable, for the immediately preceding trading day and with the timing formulas specified in clauses (i) and (ii) above adjusted accordingly. The Board has sole discretion to determine the Fair Market Value of a share of Common Stock for purposes of the Plan, and all Awards are conditioned on the Participants’ agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

PAR Technology Corporation	A-4	2026 Proxy Statement

b.No Repricing of Options or Stock Appreciation Rights (“SAR”). Unless otherwise approved by the Company’s stockholders, the Board or the Committee may not “reprice” any Option or SAR. For purposes of this Section 4(i) , “reprice” means any of the following or any other action that has the same effect: (i) amending an Option or SAR to reduce its exercise price or base price, (ii) canceling an Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or an Option, SAR, or other equity award or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 4(i) shall prevent the Board or the Committee from making adjustments pursuant to Section 3(d).
5.Restricted Stock.
a.Grants. The Board or Committee may grant Awards entitling recipients to acquire shares of Common Stock subject to such terms and conditions as shall be established by the Board or Committee consistent with the Plan (each, a “Restricted Stock Award”). Each Restricted Stock Award will be evidenced by a Restricted Stock Award Agreement (a “Restricted Stock Award Agreement”).
b.Terms and Conditions; Stock Certificates. The Board or Committee shall determine the terms and conditions of any Restricted Stock Award. Any stock certificates issued in respect of shares of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board or Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restrictions, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board or Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
6.Other Stock-Based Awards. The Board or Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board or Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of SARs, phantom stock awards or stock units; provided, however, that any such grant that would be subject to Section 409A of the Code, shall in all respects be compliant with Section 409A.
7.General Provisions Applicable to Awards.
a.Transferability of Awards. Except as the Board or Committee may otherwise determine or provide in an Award or Award Agreement, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution; and, during the life of the Participant, shall only be exercisable by the Participant; provided, however, except as the Board or Committee may otherwise determine or provide in an Award or Award Agreement, Non-Statutory Options and Restricted Stock Awards may be transferred during the Participant’s lifetime pursuant to a domestic relations order (as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder) or to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Award Agreement, which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to transferees authorized by this paragraph.
b.Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by a duly authorized officer of the Company pursuant to authority delegated by the Board or Committee (including a Stock Option Agreement and Restricted Stock Award Agreement, an “Award Agreement”). Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan or applicable law.
c.Discretion. The terms of each type of Award need not be identical, and the Board or Committee need not treat Participants uniformly.
d.Change of Control of the Company. Unless otherwise expressly provided in the applicable Award or Award Agreement, in connection with the occurrence of a Change in Control (as defined below), the Board or Committee shall, in its sole discretion, as to any outstanding Award (including any portion thereof; on the same basis or on different bases, as the Board or Committee shall specify), take one or any combination of the following actions:

PAR Technology Corporation	A-5	2026 Proxy Statement

i.make appropriate provision for the continuation of the Award by the Company or the assumption of the Award by the surviving or acquiring entity and by substituting on an equitable basis for the shares of Common Stock then subject to the Award either (x) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Change of Control, (y) shares of stock of the surviving or acquiring corporation or (z) such other securities as the Board or Committee deems appropriate, the Fair Market Value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Common Stock subject to the Award immediately preceding the Change of Control;
ii.accelerate the date of exercise or vesting of the Award; or
iii.permit the exchange of the Award for the right to participate in any stock option or other employee benefit plan of any successor corporation.
For the purpose of this Agreement, a “Change of Control” shall mean:
i.The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Outstanding Voting Stock”); provided, however, that any acquisition by the Company or its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries of 50% or more of Outstanding Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition, of the Outstanding Voting Stock, shall not constitute a Change in Control; or
ii.Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a majority of the members of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or
iii.The consummation of (A) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger in substantially the same proportion as their ownership immediately prior to such Merger, (B) a complete liquidation or dissolution of the Company or (C) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a Subsidiary.

e.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board or Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Board or Committee in its sole discretion may provide for a Participant to have the right to exercise his or her Award until fifteen (15) days (or such other time determined by the Board) prior to such transaction as to all of the shares of Common Stock covered by the Option or Award, including shares as to which the Option or Award would not otherwise be exercisable, which exercise may in the sole discretion of the Board, be made subject to and conditioned upon the consummation of such proposed transaction. In addition, the Board may provide that any Company repurchase option applicable to any shares of Common Stock purchased upon exercise of an Option or Award shall lapse as to all such shares of Common Stock, provided the proposed dissolution and liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or settled or shares of Common Stock have not previously been issued, an Award will terminate upon the consummation of such proposed action.
f.Parachute Payments and Parachute Awards. Notwithstanding any other provision of the Plan (including Section 7(d) ) or the terms of any Award Agreement, if, in connection with a Change of Control described therein, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code, if applicable),

PAR Technology Corporation	A-6	2026 Proxy Statement

then the number of Awards which shall become exercisable, realizable or vested as provided in the Award Agreement and other provisions of the Plan without regard to this Section 7(f) (the “Parachute Awards”) shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant; provided, however, that if the after-tax value of the Parachute Awards (including taking into consideration any tax under Section 4999 of the Code) would exceed the after-tax value of the Parachute Awards after taking into consideration such potential reduction or delay, then the Awards shall become immediately exercisable, realizable and vested in accordance with the terms of the Plan and the applicable Award Agreements without regard to the provisions of this sentence. All determinations required to be made under this Section 7(f) shall be made by the Company or a tax attorney or accountant selected by the Company.
g.Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
h.Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a Change in Control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.
i.Clawback, Recovery and Recoupment. All Awards shall be subject to clawback, recovery or recoupment in accordance with any compensation clawback, recovery or recoupment policy adopted by the Board or otherwise required by applicable law, government regulation or stock exchange listing requirement and, in addition to any other remedies available under such policy and applicable law, government regulation or stock exchange listing requirement, may require the forfeiture and cancelation of outstanding Awards and the recoupment of any gains realized with respect to any Awards. The Board may impose any such clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate.
8.Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of shares of Common Stock covered by an Award. The Company shall have the right to deduct or withhold from payments of any kind otherwise due to the Participant any federal, state, local or other income and employment taxes of any kind required by law to be withheld with respect to any shares of Common Stock covered by an Award. Subject to the prior approval of the Company, including without limitation, its determination that such withholding complies with applicable tax and securities laws, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy the tax obligations, in whole or in part, (a) by causing the Company to withhold or retain shares of Common Stock from the Award creating the tax obligation or (b) by delivering to the Company shares of Common Stock already owned by the Participant; provided that the shares withheld, retained or delivered shall be valued at their Fair Market Value as shall be determined by the Company as of the date the amount of tax obligation is determined. A Participant who has made an election pursuant to this Section may only satisfy his or her tax obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The delivery of shares of Common Stock may be delayed by the Company until the Participant has made arrangements for the satisfaction of such tax withholding obligations to the satisfaction of the Company.
9.Treatment of Award if Engagement or Employment Terminated for Cause. If the employment or engagement of any Participant is terminated “for Cause”, the Award may terminate, upon a determination of the Board or Company, on the date of such termination and the Award shall thereupon be forfeited. For purposes of the Plan, “for Cause” shall be defined as follows: (a) if the Participant has executed an employment agreement, the definition of “Cause” contained therein, if any, shall govern, or otherwise (b) conduct, as determined by the Board or Committee, involving one or more of the following: (i) gross misconduct; (ii) the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company; (iii) the unauthorized use or disclosure of any trade secret or confidential information of the Company (or of any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any non-competition, non-disparagement or non-solicitation covenant or assignment of inventions obligation with the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to

PAR Technology Corporation	A-7	2026 Proxy Statement

decline to do business with the Company; (v) the indictment of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the Participant’s ability to perform such obligations; (vi) the commission of an act of fraud or breach of fiduciary duty which results in loss, damage or injury to the Company; (vii) the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause; or (viii) intentional violation of securities laws or the Company’s Insider Trading Policy. In the event of a conflict between “for Cause” as defined the Plan and any other agreement to which the Participant is otherwise subject, the terms that are enforceable and most protective of the Company shall govern. In making such determination, the Board or Committee shall act reasonably and fairly. The Board or Committee may in its discretion waive or modify the provisions of this Section with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this Section.
10.Miscellaneous.
a.Definitions.
i.“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
ii.“Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder.
iii.“Common Stock” means the common stock of the Company.
iv.“Subsidiary” has the meaning in Section 424(f) of the Code, provided, however, for purposes of Awards other than Incentive Stock Options, “Subsidiary” shall also include any other business venture in which the Company has a direct or indirect significant interest that allow it to be treated as a subsidiary for purposes of Rule 405 promulgated under the Securities Act of 1933, as amended.
b.No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant at any time, with or without “for Cause”, with or without advance notice, and for any reason or no reason, free from any liability or claim under the Plan.
c.No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, a Participant agrees to be bound by any clawback policy the Company has in effect or may adopt in the future. Except as set forth in this Section 10(c), no dividends or dividend equivalents shall be paid on any award prior to vesting. In the sole discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities or other property; provided that such dividends or dividend equivalents shall be subject to the same vesting conditions as the Award to which such dividends or dividend equivalents relate.
d.Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the stockholders in 2026 (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date; provided, however, that no Incentive Stock Options shall be granted under the Plan after ten (10) years from the date the Plan was approved by the Board.
e.Amendment of Plan. Subject to the limitations set forth in this Section 10(e), the Board or Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment for which shareholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Awards to continue to comply with applicable provisions of the Code, shall be effective unless such

PAR Technology Corporation	A-8	2026 Proxy Statement

amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Board or the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Board or the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Board or the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in the Plan to the contrary, unless required by law, no action contemplated or permitted by this Section 10(e) shall materially adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.
f.Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of incorporation of the Company, Delaware, without regard to any applicable conflicts of law.

Approvals:
Adopted by the Board of Directors on: April 14, 2026
Approved by the Company’s stockholders on: May      , 2026.

PAR Technology Corporation	A-9	2026 Proxy Statement

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90931-P48900 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PAR TECHNOLOGY CORPORATION

Company Proposals

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1.

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Linda M. Crawford	☐	☐
1b. Keith E. Pascal	☐	☐
1c. Douglas G. Rauch	☐	☐
1d. Cynthia A. Russo	☐	☐
1e. Narinder Singh	☐	☐
1f. Savneet Singh	☐	☐
1g. James C. Stoffel	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 through 4.	**For**	**Against**	**Abstain**
2. Approval of the Second Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan.	☐	☐	☐
3. Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers ("Say-on-Pay Vote").	☐	☐	☐
4. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V90932-P48900

PAR TECHNOLOGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - MAY 29, 2026

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Savneet Singh and Cathy A. King or any one of them, jointly or severally, as proxies with full power of substitution, to vote all shares of common stock of PAR Technology Corporation (the "Company") which the undersigned is entitled to vote at the 2026 Annual Meeting of Shareholders to be held on Friday, May 29, 2026 at 10:00 a.m. (Eastern Time), at www.virtualshareholdermeeting.com/PAR2026 and at any adjournment or postponement thereof, for the matters set forth and more particularly described in the accompanying Notice of 2026 Annual Meeting of Shareholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR each of the nominees for director listed in Proposal 1 and FOR Proposals 2 through 4, and in the proxies' discretion with respect to such other business that may properly come before the meeting or any adjournment or postponement thereof (including for the election of a substitute nominee to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve).

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, signed and dated on reverse side.)